 Exhibit 10.13

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

OFFICE

LEASE

by and

between

BCSP RINO Property

LLC,

a Delaware limited liability

company as Landlord

and

PaySimple,

Inc.,

a Delaware

corporation d/b/a

EverCommerce

as

Tenant

The HUB | RiNo

Station

3601 Walnut

Street

Denver, Colorado

80205

-ii-

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made as of June 13, 2019 (the “Effective Date”), by and between [BCSP RINO Property LLC, a Delaware limited liability company] (“Landlord”), and PaySimple, Inc., a Delaware corporation d/b/a EverCommerce (“Tenant”).

1.              Definitions; Basic Provisions; Attachments.

  1.1         Definitions. In addition to the terms defined elsewhere in this Lease, the terms set forth in Annex 1 attached to this Lease (the “Definitions Annex”) shall have the meanings set forth in the Definitions Annex with respect to the provisions of this Lease.

  1.2         Basic Provisions. In the event of any conflict between the terms and conditions set forth in this Section 1.2 (collectively, the “Basic Provisions”) and any other provision of this Lease, such other provision shall control.

Project:	The office project currently known as The HUB | RiNo Station.

Building:	The building and other improvements to be constructed and located at 3601 Walnut Street, Denver, Colorado 80205, and containing approximately 279,317 rentable square feet. The Office Portion of the Building is estimated to be comprised of approximately 253,248 rentable square feet, and the Retail Portion is estimated to be comprised of approximately 26,069 rentable square feet.

Premises:	Approximately 50,125 rentable square feet of space located on the 4th floor of the Building and commonly known as Suite 400, said Premises being more particularly depicted on Exhibit “A” attached to this Lease. Tenant may, subject to Section 2.8(c) below, designate a Secondary Suite Number for the Premises.

Lease Term:	[***], commencing on the Commencement Date.

Commencement Date:	The date that is the earlier of (i) the date Tenant first takes possession of all or any portion of the Premises for purposes of operating its business, or (ii) January 1, 2020.

Base Rent:	Months of the Lease Term	Annual Rate per rentable square foot	Annual Base Rent	Monthly Installment of Base Rent
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]

Tenant’s Share:	[***]%

Security Deposit:	[***], subject to reduction in accordance with Section 4.6(c) below.

Guarantor:	None.

Permitted Use:	General office use consistent with Comparable Buildings. The Permitted Use does not include any Prohibited Use.

Parking:	[***]

Landlord’s Broker:	Jones Lang LaSalle

Tenant’s Broker:	NAI Shames Makovsky

Landlord’s Rent Payment Address:	The address designated, in writing, by Landlord from time to time for the payment of Rent.

Landlord’s Notice Address:	[***]

Tenant’s Notice Address:	Prior to the Commencement Date:	From and after the Commencement Date:
	EverCommerce	EverCommerce
	1855 Blake Street, Suite 201	3601 Walnut Street, Suite 400
	Denver, Colorado 80202	Denver, Colorado 80205
	Attn: Legal Department	Attn: Legal Department
	Phone: [***]	Phone: [***]
	Email: [***]	Email: [***]

1.3        Attachments. The rider, exhibits, schedules and annex set forth below are a part of this Lease and are incorporated into this Lease (collectively, “Attachments”):

RIDER NO. 1	—	ADDITIONAL PROVISIONS
EXHIBIT “A”	—	DEPICTION OF THE PREMISES
EXHIBIT “B”	—	THE WORK LETTER
EXHIBIT “C”	—	RULES AND REGULATIONS
EXHIBIT “D”	—	LOCATION AND DESIGN OF THE EXTERIOR SIGNAGE
EXHIBIT “E”	—	DOG POLICY GUIDELINES
SCHEDULE 5	—	OPERATING EXPENSES INCLUSIONS AND EXCLUSIONS
SCHEDULE 6.6	—	SUSTAINABILITY COVENANTS
SCHEDULE 10	—	TENANT’S INSURANCE
ANNEX 1	—	DEFINITIONS

2.           The Premises, Building, Project and Common Areas.

2.1        The Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the premises set forth in the Basic Provisions (the “Premises”).

2.2        The Building and the Project. The Premises are a part of the building set forth in the Basic Provisions (the “Building”). The Building will include an office portion (the “Office Portion”) and a retail portion (“Retail Portion”). The “Project” means (a) the Building and the Common Areas (as defined below), and (b) the land upon which the Building and the Common Areas are located.

2.3        Common Areas. Tenant shall have the non-exclusive right to use in common with other Occupants, and subject to the Rules and Regulations, the following (collectively, the “Common Areas”): (a) those portions of the Building that are provided, from time to time, for use in common by Landlord, Tenant and any other Occupants; and (b) the portions of the Project that Landlord and its Occupants are permitted to use pursuant to any Declarations and REAs (irrespective of whether such buildings are owned or controlled by Landlord), and which are provided, from time to time, for use in common by Landlord, Tenant and any other Occupants. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord, provided that Landlord shall maintain and operate the same in a manner consistent with that of Comparable Buildings. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that such actions do not (i) materially increase Operating Expenses or Tax Expenses, nor (ii) adversely affect Tenant’s access to the Premises or the Project Parking Facility.

2.4        Measurements. The outline of the Premises is set forth in Exhibit “A” and each floor or floors of the Premises has the number of rentable square feet as set forth in the Basic Provisions. For purposes of this Lease, the Rentable Area and “rentable square feet” shall be calculated pursuant to the BOMA Standard, provided that the Rentable Area of the Project shall include all of (and the Rentable Area of the Premises therefore shall include a portion of) the Common Areas. In the event that the Rentable Area of the Premises or the Project shall hereafter change due to subsequent alterations or other modifications to the Premises or the Project, then the Rentable Area of the Premises and the Project, as the case may be, and all amounts, percentages and figures appearing or referred to in this Lease based upon such Rentable Area (including, without limitation, the amount of Base Rent and Tenant’s Share) shall be appropriately adjusted as of the date of such alteration or other modification, based upon the written verification by Landlord’s space planner of such revised Rentable Area.

2.5         Condition of the Project. The purpose of Exhibit “A” is to show the approximate location of the Premises in the Building only, and such Attachment is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas, or the elements thereof or of the accessways to the Premises or the Project. Except as specifically set forth in this Lease and in the Work Letter attached to this Lease as Exhibit “B” (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall, subject to the construction warranty set forth in this Section

2.5, accept the Premises in its “AS-IS” condition as of the Delivery Date. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises were in As-Is Condition (as defined in the Work Letter) and that the Premises and the Building were at such time in good and sanitary order, condition and repair. Landlord warrants that the Building and the Base Building Systems, shall be free of defects in construction and materials for the Warranty Period (as defined below); provided, however, that such warranty shall not be effective for any maintenance, repairs or replacements necessitated due to the misuse of, or damages caused by, Tenant or its Responsible Parties. The “Warranty Period” commences on the Effective Date and terminates on the date that is the later of (i) the first anniversary of the Delivery Date, or (ii) the date that Landlord’s construction warranty for Landlord’s Work, as provided by Landlord’s contractor, expires.

2.6         Quiet Enjoyment. Provided no Event of Default is continuing beyond any applicable notice and cure period, Landlord covenants that Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements of this Lease without interference by any Person lawfully claiming by or through Landlord.

2.7         Access. Except when and where Tenant’s right of access is expressly excluded as the result of (a) an emergency, (b) a requirement by Law, or (c) another specific provision set forth in this Lease, Tenant shall have access to the Premises 24 hours per day, seven days per week, 365 days per year, subject to the Rules and Regulations and such reasonable and non- discriminatory regulations as Landlord delivers to Tenant in writing for security purposes and after-hours access.

2.8         Project Addresses; Project Name; Suite Number.

(a)           Landlord may, at Landlord’s sole cost and expense, obtain one or more addresses for components of the Project, including, without limitation, the Office Portion and the Retail Portion (or any part thereof).

(b)           Landlord may, from time to time, name or rename the Project or the Building. Landlord shall notify Tenant, in writing, at least 30 days prior to any such change. Effective on the date set forth in such notice, the name of the Building and the Project, as applicable, will be deemed to be amended to the name set forth in such notice.

(c)           Tenant may, at Tenant’s sole cost and expense, designate a secondary suite number for the Premises (the “Secondary Suite Number”), provided that (i) Tenant provides Landlord with written notice of the designation of the Secondary Suite Number, and (ii) the Secondary Suite Number is a number that is between 401 and 499.

(d)           The amendments set forth in this Section 2.8 may be memorialized in the Notice of Lease Term Dates.

2.9         Subdivision; Declarations and REAs. Landlord shall have the right (but not the obligation), subject to and in accordance with the Applicable Subdivision Documents, to subdivide the Project (the “Subdivision”). Landlord shall have the right (but not the obligation), whether as part of the Subdivision or otherwise, to encumber all or portions of the Project with one or more Declarations and REAs. This Lease shall be subordinate to the Applicable Subdivision Documents and all Declarations and REAs. Notwithstanding the foregoing, any accompanying Declaration or REA shall not (i) limit or preclude Tenant’s right to use the Premises for the Permitted Use, nor (ii) adversely affect Tenant’s access to the Premises or the Project Parking Facility. This subordination shall be self-operative and no further certificate or instrument of subordination need be required. In confirmation of such subordination, however, Tenant shall, within 30 days after Landlord’s written request, execute and deliver a subordination that confirms and ratifies the terms of this Section 2.9.

3.           Lease Term; Delivery Date; Early Access.

3.1         Lease Term. Unless earlier terminated in accordance with this Lease, the term of this Lease (the “Lease Term”) shall be the period set forth in the Basic Provisions. The “Lease Term” shall include any renewal term expressly set forth in this Lease if the renewal option is exercised in accordance with the terms and conditions of this Lease.

3.2        Commencement Date; Expiration Date. The Lease Term shall commence on the Commencement Date set forth in the Basic Provisions; provided, however, that in the event the Lease Term shall commence on a day other than the first day of any calendar month, for purposes of calculating the expiration date of this Lease (the “Expiration Date”) and the timing of all scheduled increases in Base Rent during the Lease Term, the Commencement Date shall be deemed to be the first day of the calendar month following the Commencement Date.

3.3         Notice of Lease Term Dates. At any time during the Lease Term, Landlord may deliver to Tenant a notice, in a form provided by Landlord (the “Notice of Lease Term Dates”), as a confirmation of the Commencement Date, the Expiration Date and such other information as Landlord may reasonably require. Tenant shall either dispute such Notice of Lease Term Dates in writing returned to Landlord within 5 days after Tenant’s receipt or execute and return the Notice of Lease Term Dates to Landlord within 5 days after Tenant’s receipt, and thereafter the dates set forth on such notice shall be conclusive and binding upon Tenant. Failure of Tenant to timely execute and deliver the Notice of Lease Term Dates shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

3.4         Delivery Date; Failure to Deliver Possession. Subject to Force Majeure, it is anticipated that Landlord will deliver the Premises in As-Is Condition on the Effective Date (the “Projected Delivery Date”). The date that Landlord delivers the Premises to Tenant in As-Is Condition is referred to as the “Delivery Date.” The Projected Delivery Date is an estimate only, and Landlord shall not be subject to any liability for the failure to give possession on the Projected Delivery Date.

3.5         Early Access. Subject to the terms and conditions of this Section 3.5, Tenant may enter the Premises from and after the Delivery Date solely for the purpose of performing Tenant’s Work (as defined in Rider 1). Tenant’s early access pursuant to this Section 3.5 shall not trigger the Commencement Date unless Tenant commences operation of Tenant’s business in the Premises. Tenant agrees (a) any such early entry by Tenant shall be at Tenant’s sole risk, (b) Tenant shall not unreasonably interfere with Landlord or other Occupants in the Project, (c) Tenant shall comply with and be bound by all provisions of this Lease during the period of any such early entry except for the payment of Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses, (d) prior to entry upon the Premises by Tenant and subject to Section 10, Tenant agrees to pay for and provide to Landlord certificates evidencing the existence and amounts of liability insurance carried by Tenant, which coverage must comply with the provisions of this Lease relating to insurance, and (e) Tenant shall, and shall cause Tenant’s Construction Agents (as defined in the Work Letter) to, comply with the Work Letter and all Laws required to perform its work during the early entry on the Premises.

4.           Rent; Security Deposit.

4.1         Covenant to Pay Rent. Tenant agrees to pay all Rent at the time and in the manner set forth in this Lease, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever. Any Rent due to Landlord shall be paid to Landlord at Landlord’s Rent Payment Address set forth in the Basic Provisions, or to such other Persons, or at such other places designated by Landlord. Base Rent shall be paid in equal monthly installments, in advance, on the first day of each month of the Lease Term. The Base Rent for the first full month of the Lease Term that occurs after the expiration of any free rent period (if any) shall be paid at the time of Tenant’s execution of this Lease. Rent shall be prorated for partial months within the Lease Term. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.2         Default Rate; Late Charge. Unpaid Rent shall accrue interest at the Default Rate from the date due until paid. In the event Landlord does not receive any installment of Rent due under this Lease within 3 Business Days following the day that each such installment of Rent is due under this Lease, Tenant shall pay Landlord a late charge equal to [***]% of the delinquent installment of Rent. Notwithstanding anything in this Section 4.2 to the contrary, Landlord shall waive the Default Rate interest and the late charge once per calendar year provided that Tenant pays the unpaid Rent within 3 Business Days after Landlord’s written demand.

4.3         Tenant- or Lease-Specific Taxes. Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and that become payable during the Lease Term upon any of Tenant’s Property or Tenant’s income derived from the Premises (collectively, “Tenant-Specific Taxes”).

4.4         Security Deposit; Letter of Credit; Conditional Reduction.

(a)           Security Deposit. On or before the Effective Date, Tenant shall deposit with Landlord, and will keep on deposit at all times during the Lease Term, the security deposit set forth in the Basic Provisions (the “Security Deposit”), as security for the payment by Tenant of all Rent and other amounts agreed to be paid and for the performance of all the terms and conditions of this Lease to be performed by Tenant. If Tenant shall be in default in the performance of any provision of this Lease, Landlord shall have the right to use the Security Deposit, or so much as is necessary, in payment of any Rent or other amounts in default, reimbursement of expenses incurred by Landlord, and payment of damages incurred by Landlord by reason of Tenant’s default. In such event, Tenant shall, on written demand of Landlord, promptly remit to Landlord a sufficient amount, in good and immediately available funds, to restore the Security Deposit to its original amount. If the Security Deposit is not utilized, it (or as much thereof as has not been utilized for such purposes) shall be refunded to Tenant, or to whoever is then the holder of Tenant’s interest in this Lease, without interest, within 60 days after Tenant’s full performance of this Lease. Landlord shall have the right to commingle the Security Deposit with other funds of Landlord and need not keep it in a trust account. Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest in the Premises in the event such interest is sold, and Landlord shall then be discharged from further liability with respect to it. If claims of Landlord exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.

(b)          Letter of Credit. The “Letter of Credit” means an irrevocable, unconditional, specifically assignable Letter of Credit in the amount of the Security Deposit in form satisfactory to Landlord, issued to Landlord and its assigns by a bank satisfactory to Landlord in its sole discretion that carries and maintains, throughout the term of the Letter of Credit either (i) an S&P long term rating of A (or better) and an S&P short term rating of A-1 (or better), or (ii) a Moody’s long term rating of A2 (or better) and a Moody’s short term rating of P-1 (or better). The Letter of Credit is optional and may be provided by the Tenant in Tenant’s sole discretion in lieu of any portion of the Security Deposit as security for the payment by Tenant of the Security Deposit. The Letter of Credit may be in an amount up to the Security Deposit amount set forth in the Basic Provisions, or as otherwise reduced in accordance with the terms set forth herein. Upon the occurrence of any Event of Default, Landlord may, from time to time, without prejudice to any other remedy, draw on the Letter of Credit to satisfy any arrears of Rent, or to pay any sums owed to Landlord as described in this Lease, or to satisfy any damage, injury, expense or liability caused to Landlord by such default. Neither the delivery to Landlord of the Letter of Credit nor any draws by Landlord thereunder shall be considered an advance payment of Rent or a measure of Landlord’s damages in the event of default by Tenant. If Landlord shall ever draw upon the Letter of Credit, and if this Lease has not terminated, Tenant shall deliver to Landlord upon demand either an endorsement of the issuer of the Letter of Credit reinstating the credit for the portion thereof used by Landlord, or an additional Letter of Credit, conforming to the requirements of this Section 4.4, in an amount equal to the portion of the original Letter of Credit used by Landlord, and failure to deliver such endorsement or additional Letter of Credit within 10 Business Days after written demand shall constitute an Event of Default. Tenant shall not encumber the Letter of Credit in any manner, and Landlord shall not be bound by any purported encumbrance. Upon any assignment of this Lease by Landlord, Landlord shall have the right to assign the benefits of the Letter of Credit to the assignee, and Landlord shall have no subsequent liability for any draws against the Letter of Credit.

(c)          Conditional Reduction of the Security Deposit.

(i)           For purposes of this Section 4.6(c), the following terms have the following meanings:

(1)              “Tenant’s Financial Statement” means Tenant’s annual financial statement, prepared in accordance with GAAP and audited by an independent certified public accountant.

(2)              “Net Cash Used in Operating Activities” means the dollar amount set forth as the “Net cash used in operating activities” on the Consolidated Statement of Cash Flows in Tenant’s Financial Statement.

(3)              “Reduction Condition” means that, for two (2) consecutive calendar years on or after 2019, Tenant’s Financial Statement for each such year reports Net Cash Used in Operating Activities that is in excess of $1.00.

(4)              “Reduction Date” is the date that the Reduction Condition is satisfied, if at all; provided, however, in no event shall the Reduction Date occur prior to January 1, 2021.

(5)              “Reduced Security Deposit Amount” means $[***].

(ii)          [***]

(iii)         [***]

5.           Operating Expenses And Tax Expenses.

5.1         Payment of Operating Expenses and Tax Expenses.

(a)          Operating Expenses. With respect to each Lease Year, Tenant shall pay Landlord, as Additional Rent, Tenant’s Share of Operating Expenses for the Project allocable to such Lease Year.

(b)          Tax Expenses. With respect to each Lease Year, Tenant shall pay Landlord, as Additional Rent, Tenant’s Share of Tax Expenses for the Building allocable to such Lease Year.

5.2         Calculation Methods and Adjustments.

(a)           “Tenant’s Share” means a fraction, the numerator of which shall be the Rentable Area of the Premises and the denominator of which shall be the Rentable Area of the Project. Notwithstanding the foregoing, if any Occupant of the Retail Portion pays taxes pursuant to a separate tax assessment of its premises, maintains or insures its own premises, maintains any portions of the Common Area at its own expense, pays for any utilities for its premises pursuant to a separate meter, or otherwise is not required to pay to Landlord its full pro rata share of Operating Expenses or Tax Expenses, then the amount of such taxes, maintenance charges, insurance, utilities, or other expenses (or portion of any of the foregoing) paid by such Occupant shall not be included in Operating Expenses or Tax Expenses (except to the extent any pass- through expenses are payable by such Occupant to Landlord), and such Occupant’s premises shall not be included in the Rentable Area of the Project for purposes of computing Tenant’s Share of such item. Without limiting the foregoing, Landlord may equitably allocate some or all of the Operating Expenses for the Project among different portions or Occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, Occupants of the Office Portion and Occupants of the Retail Portion. The Operating Expenses within each such Cost Pool shall be allocated and charged to the Occupants within such Cost Pool in an equitable manner. Notwithstanding anything in this Lease to the contrary, (i) utilities for the Retail Portion shall be separately metered, and (ii) Tenant shall not be charged any Operating Expenses pertaining exclusively to the Retail Portion.

(b)          The components of Operating Expenses that vary by rates of occupancy within the Project (as opposed to those fixed expenses that do not vary by occupancy levels) for all or any portion of any Lease Year during which actual occupancy of the Project is less than 100% of the Rentable Area of the Project shall be adjusted by Landlord, as determined in good faith applying sound accounting and property management principles, to reflect 100% occupancy of the Rentable Area of the Project during such period.

(c)           Subject to the provisions of this Section 5.2, all calculations, determinations, allocations and decisions to be made with respect to Operating Expenses or Tax Expenses shall be made in accordance with the good faith determination of Landlord applying sound accounting and property management principles consistently applied which are consistent with the practices of the majority of the institutional owners of institutional grade Comparable Buildings (“Institutional Owner Practices”). Landlord shall have the right, from time to time, to expand or contract the amount, scope, level or types of services, work, items or benefits, the cost of which is included within Operating Expenses, so long as Landlord’s treatment of the same for purposes of the calculation of Operating Expenses is generally consistent with Institutional Owner Practices.

5.3         Payment Procedure; Estimates. For each Lease Year, Landlord shall give Tenant written notice of Landlord’s estimate of any amounts payable under Section 5.1 for that Lease Year. On or before the first day of each calendar month during such Lease Year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts; provided, however, that, not more often than quarterly, Landlord may, by written notice to Tenant, revise its estimate for such Lease Year, and all subsequent payments under this Section 5.3 by Tenant for such Lease Year shall be based upon such revised estimate. Landlord shall deliver to Tenant, within 150 days after the close of each Lease Year or as soon thereafter as is practicable, a statement of that Lease Year’s Tax Expenses and Operating Expenses, and Tenant’s Share of actual Operating Expenses and actual Tax Expenses payable for such Lease Year pursuant to Section 5.1, as determined by Landlord (“Landlord’s Statement”) and such Landlord’s Statement shall be binding upon Landlord and Tenant, except as provided in Section 5.4. If the actual amount of Tenant’s Share of Operating Expenses and Tax Expenses for any Lease Year is more than the estimated payments made by Tenant, Tenant shall pay the deficiency to Landlord within 30 days after receipt of Landlord’s Statement. If the actual amount of Tenant’s Share of Operating Expenses and Tax Expenses for any Lease Year is less than the estimated payments for such Lease Year made by Tenant, such excess payments shall be credited against Rent next payable by Tenant under this Lease or, if the Lease Term has expired, such excess shall be paid to Tenant. No delay in providing any Landlord’s Statement described in this Section 5.3 shall act as a waiver of Landlord’s right to receive payment from Tenant under Section 5.1 above. If this Lease shall terminate on a day other than the end of a calendar year, the actual amount of Tenant’s Share of Operating Expenses and Tax Expenses payable under Section 5.1 that is applicable to the calendar year in which such termination occurs shall be prorated. The expiration or early termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to this Section 5.3 to be performed after such expiration or early termination.

5.4        Review of Landlord’s Statement. Provided that no Event of Default then exists and provided further that Tenant complies with the provisions of this Section 5.4, Tenant shall have the right to conduct a reasonable review of Landlord’s supporting books and records for any portion of Operating Expenses and Tax Expenses for a particular Lease Year covered by Landlord’s Statement, in accordance with the following procedure:

(a)          Tenant may, within 60 days after any such Landlord’s Statement is delivered to Tenant, deliver a written notice (a “Dispute Notice”) to Landlord specifying the items described in the Landlord’s Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the Landlord’s Statement. In no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under this Lease (including, without limitation, Tenant’s obligation to make all payments of Base Rent and all payments of Additional Rent pending the completion of and regardless of the results of any review of records under this Section 5.4). The right of Tenant under this Section 5.4 may only be exercised once for each Lease Year covered by any Landlord’s Statement. If Tenant fails to deliver a Dispute Notice within the 60-day period described above, the right of Tenant to review a particular Landlord’s Statement (and all of Tenant’s rights to make any claim relating thereto) under this Section 5.4 shall automatically be deemed waived by Tenant.

(b)          Landlord shall maintain its records for the Building at the Building or at Landlord’s or Landlord’s property manager’s corporate offices and Tenant agrees that any review of records under this Section 5.4 shall be at the sole expense of Tenant and shall be conducted either by Tenant or by independent certified public accountants that are not compensated on a contingency fee or similar basis relating to the results of such review. Tenant acknowledges and agrees that any records of Landlord reviewed under this Section 5.4 (and the information contained therein) constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant’s accountant, to anyone other than Tenant’s accountants or advisors performing the review and the principals of Tenant who receive the results of the review. The disclosure of such information by Tenant or any of Tenant’s employees or contractors (including, without limitation, Tenant’s accountant) to any other Person, whether or not caused by the conduct of Tenant, shall constitute an Event of Default. Landlord may, as a condition of any review of Landlord’s books and records, require that Tenant and Tenant’s accountant sign and deliver a reasonable confidentiality agreement, which confidentiality agreement may require Tenant’s accountant to agree not to solicit other Occupants for same or similar audit services.

(c)           If Landlord disagrees with Tenant’s contention that an error exists with respect to Landlord’s Statement in dispute, Landlord shall have the right to cause another review of that portion of Landlord’s Statement to be made by a certified public accountant selected by Landlord (“Landlord’s Accountant”). In the event of a disagreement between Tenant and Landlord or their respective accounting firms, Landlord and Tenant shall mutually agree upon a third certified public accountant (the “Independent Accountant”) that neither Landlord nor Tenant has dealt with in the past to make such determination. In the event that the total Operating Expenses and Tax Expenses for the period covered by the Landlord’s Statement in question have been overstated by more than [***], then Landlord shall (i) reimburse Tenant for the reasonable cost of Tenant’s accountant (not to exceed $10,000.00 of the actual, out-of-pocket costs of such examination incurred by Tenant, which costs must be determined on a reasonable hourly basis and not a percentage or contingent fee basis), and (ii) pay any fees associated with the Independent Accountant. In the event the overcharge is between [***], Tenant and Landlord shall each bear their own fees and expenses related to the review. In the event Landlord’s statement was correct or understated, Tenant shall be liable for the actual fees and expenses of Landlord’s Accountant, and all fees associated with the Independent Accountant. After the results of an audit have been determined in accordance with this Section 5.4(c), the amount of any underpayment shall be paid by Tenant to Landlord with the next succeeding installment of estimated Tax Expenses and Operating Expenses, and the amount of any overpayment by Tenant of estimated Operating Expenses and Tax Expenses, or either of them, for the period in question shall be credited against Tenant’s obligations to pay Additional Rent next coming due.

6.           Use of the Premises.

6.1         Permitted and Prohibited Uses. Tenant shall use the Premises only for the permitted use set forth in the Basic Provisions (the “Permitted Use”). Tenant shall, at its sole cost and expense, obtain and maintain in full force and effect all governmental licenses, approvals and permits required to allow Tenant to conduct the Permitted Use. Landlord disclaims any warranty that the Premises are suitable for Tenant’s use, and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard. Tenant shall not, without the prior written consent of Landlord (which consent may be withheld in Landlord’s sole discretion), use nor permit the Premises to be used for any Prohibited Use. Notwithstanding anything to the contrary herein, Tenant may have servers located within the Premises.

6.2         Rules and Regulations. Tenant agrees for itself and for its Responsible Parties to comply with the rules and regulations on Exhibit “C” attached to this Lease and with all reasonable modifications and additions that Landlord may make from time to time (collectively, the “Rules and Regulations”). Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other Occupant. Landlord shall enforce the Rules and Regulations in a uniform and non-discriminatory manner.

6.3        Compliance With Laws. Tenant shall comply with all Laws now or in the future applicable to the Premises relating to Tenant’s operations therein, or otherwise applicable as a result of Tenant’s specific use of the Premises (as opposed to general office use). Landlord shall, as an Operating Expense (to the extent included as an Operating Expense pursuant to this Lease), be responsible for complying with all Laws related to the Common Areas and the Project Parking Facility.

6.4         ADA. Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below. Tenant shall be responsible for ADA Title III compliance in the Premises with respect to any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease. Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Alterations in the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

6.5         Hazardous Materials; Environmental Laws. Tenant shall not cause nor permit the storage, use, generation, or disposition of any Hazardous Materials in, on, or about the Premises or the Project by Tenant or any of its Responsible Parties. Tenant shall not permit the Premises to be used or operated in a manner that may cause the Premises or the Project to be contaminated by any Hazardous Materials in violation of any Environmental Laws.

6.6         Sustainability Covenants. Tenant shall, at Tenant’s sole cost and expense, comply with the covenants set forth on Schedule 6.6 attached to this Lease.

7.           Services and Utilities.

7.1         Landlord’s Services. Subject to limitations imposed by Laws, Landlord shall, as an Operating Expense, provide the following services during the Lease Term:

(a)          During Building Hours, provide HVAC in the Premises when necessary for normal comfort for normal office use, as determined by Landlord.

(b)          Provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment, together with the connected electrical load of Tenant’s lighting fixtures, does not exceed 4000A at 277/480v, (ii) the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts, and (iii) the electricity so furnished for Tenant’s lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to all Laws. Tenant shall bear the cost of replacement of lamps, starters and ballasts for all lighting fixtures exclusively serving and located within the Premises. Landlord shall, as an Operating Expense, replace Building-standard light bulbs.

(c)          Provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Common Areas.

(d)          Provide janitorial services to the Premises and window washing services in a manner consistent with Comparable Buildings.

(e)          Provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and Landlord shall have at least 1 elevator available at all other times, including on Holidays. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall reasonably cooperate with Landlord at all times and abide by all commercially reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the Building Systems.

7.2         Tenant’s Obligations. Tenant is solely responsible for paying directly to the applicable utility companies, prior to delinquency, all separately metered or separately charged utilities, if any, to the Premises. Such separately metered or charged amounts are not Operating Expenses.

7.3         Overstandard and After-Hours Use. If Tenant regularly uses water, electricity, or HVAC in excess of that supplied by Landlord pursuant to Section 7.1 of this Lease, Tenant shall pay to Landlord, as Additional Rent, the actual cost of such excess consumption, the reasonable cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the reasonable cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, at the rates charged by the public utility company furnishing the same. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 7.1 above, Tenant shall give Landlord such prior notice as Landlord shall from time to time establish, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.

7.4         Interruption of Use.

(a)           Tenant agrees that, except as expressly set forth in Section 7.4(b) below, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other Occupants, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises nor relieve Tenant from paying Rent or performing any of its obligations under this Lease. Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section 7.

(b)          If (i) Landlord fails to perform the obligations required of Landlord under the terms of this Lease and such failure, or any negligent act or omission or willful misconduct of Landlord, its agents, employees or contractors, causes all or substantially all of the Premises to be untenantable and unusable by Tenant, and (ii) such failure relates to (or such negligent act or omission or willful misconduct causes) the nonfunctioning of any Building System serving the Premises, then Tenant may give Landlord written notice (which may be delivered by email, the “Initial Notice”) specifying such failure to perform or negligent act or omission or willful misconduct by Landlord, its agents, employees or contractors (the “Service Interruption”). If Landlord has not cured such Service Interruption within two (2) Business Days after the receipt of the Initial Notice (the “Eligibility Period”), Tenant may deliver an additional notice to Landlord which may be delivered by email (the “Additional Notice”), specifying such Service Interruption and Tenant’s intention to abate the payment of Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses. If Landlord does not cure such Service Interruption within one (1) Business Day of receipt of the Additional Notice, Tenant may immediately abate Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date of the Initial Notice to the earlier of the date Landlord cures such Service Interruption or the date Tenant recommences the use of such portion of the Premises. Such right to abate Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses shall be Tenant’s sole and exclusive remedy at law or in equity for a Service Interruption. Without limiting the foregoing, in no event shall Landlord be liable to Tenant for any loss or damage, direct or indirect, special or consequential, including loss of business, arising out of or in connection with any Service Interruption. Except as expressly provided in this Section 7.4(b), nothing contained in this Lease shall be interpreted to mean that Tenant is excused from paying Rent due hereunder. The foregoing provisions regarding Service Interruptions shall not apply in case of damage to or destruction of the Premises, which shall be governed by Section 12 of this Lease. This Section 7.4(b) shall not apply if the Service Interruption is a result of the negligence, willful misconduct or breach of this Lease by Tenant or any of its Responsible Parties.

8.           Tenant Alterations; Liens.

8.1         Tenant Alterations.

(a)          Material Alterations. Tenant shall not make or cause to be made any Material Alterations in or to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld.

(b)          Minor Alterations. Tenant may, without Landlord’s prior written consent, undertake Minor Alterations to the Premises so long as all other requirements of this Section 8 are satisfied.

(c)          Cost of Tenant Alterations. Tenant shall pay the cost of all Tenant Alterations.

8.2         Non-Responsibility Notice. Tenant shall give Landlord at least 10 Business Days’ written notice prior to the commencement of any Tenant Alterations so that Landlord may have an opportunity to post notices of non-responsibility as provided by the Laws of the State.

8.3        Construction Requirements and Standards. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably conditioned, delayed or withheld; provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to any Building Structure or any Building System. Tenant agrees to complete all Tenant Alterations (a) in accordance with all Laws and the Rules and Regulations and such other reasonable construction rules and regulations that Landlord may promulgate from time to time, and (b) in a good and workmanlike manner, free of Liens or defects, and with the use of new materials and equipment. Prior to the commencement of any Tenant Alterations, Tenant shall, at Tenant’s sole cost and expense, (i) furnish Landlord with the names and addresses of all contractors and subcontractors engaged by Tenant to perform any Tenant Alterations, (ii) deliver to Landlord certificates issued by insurance companies qualified to do business in the State, evidencing that workmen’s compensation, public liability insurance and property damage insurance, all in amounts, with companies and on forms reasonably satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform any Tenant Alterations, and (iii) comply with all applicable requirements for permits and codes, ordinances, and approvals, including but not limited to, building permits, zoning and planning requirements, and approvals from various governmental agencies and bodies having jurisdiction over the Premises, providing Landlord reasonable evidence of such compliance if specifically requested.

8.4         Other Conditions. In connection with the undertaking of any Tenant Alterations, Tenant shall pay Landlord a construction fee at Landlord’s then-standard rate; provided, however, in no event shall Landlord’s construction fee exceed five percent (5%) of the total cost of the Tenant Alteration, and Tenant shall not be required to pay any construction fee in connection with Minor Alterations. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of any Tenant Alterations, such as a performance bond or letter of credit.

8.5         Completion of Tenant Alterations. Upon completion of all Tenant Alterations, Tenant shall furnish Landlord with (a) contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or any Superior Rights Holder, and (b) a digitized set of plans and specifications for all Material Alterations.

8.6         Landlord’s Disclaimer. In no event shall Landlord’s supervision of (or right to supervise) any Tenant Alterations, nor shall any approvals given by Landlord under this Lease, constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use, or of compliance with the requirements of this Section 8 or impose any liability upon Landlord in connection with the performance of such work. Landlord’s approval is solely given for the benefit of Landlord and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of Tenant’s plans for any purpose whatsoever.

8.7         Part of the Premises. All Tenant Alterations (whether installed by Landlord or Tenant) shall, without compensation or credit to Tenant, become part of the Building and the property of Landlord at the time of their installation and shall remain in the Building at the expiration or earlier termination of this Lease, unless, pursuant to Section 14.1 below, Tenant is required to remove them as part of Tenant’s Removable Property.

8.8         Liens. Tenant shall pay or cause to be paid all costs for work done by Tenant or caused to be done by Tenant of a character which will or may result in Liens on all or any portion of the Project or Landlord’s interest therein. Tenant shall keep the Project free and clear of all Liens on account of work done or claimed to have been done for Tenant or Persons claiming under Tenant. If a Lien or suit to foreclose a Lien has been recorded or filed, and Tenant shall not have caused the same to be released of record within 30 days after Landlord’s written demand, Landlord may (but without being required to do so) pay such Lien and Claims, and the amount so paid, together with reasonable attorney’s fees incurred in connection therewith, shall be immediately due from Tenant to Landlord as Additional Rent.

9.           Repairs and Maintenance.

9.1         Tenant’s Maintenance. Tenant covenants and agrees, at its expense without reimbursement or contribution by Landlord, to take good care of the Premises and all Tenant Alterations, make all repairs and replacements thereto, ordinary and extraordinary, and shall at all times maintain and keep the Premises and all Tenant Alterations in good working order and repair, in accordance with all Laws and in first-class condition, subject only to ordinary wear and tear, casualty and damage caused by Landlord excepted. Tenant shall not permit waste and shall promptly and adequately repair all damages to the Premises and replace or repair all damaged or broken glass in or on the Premises. Any repairs or maintenance shall be completed with new materials and equipment and otherwise in accordance with the terms and conditions of Section 8 above.

9.2         Landlord’s Self-Help Right. In the event Tenant fails to maintain the Premises in accordance with Section 9.1 above, Landlord may give Tenant written notice to do such acts as are reasonably required to so maintain the Premises. In the event Tenant fails to commence such work within 10 days after written notice from Landlord (except in the event of an emergency when notice shall not be required) and thereafter diligently pursue it to completion, then Landlord shall have the right, but shall not be required, to do such acts and expend such funds at the expense of Tenant as are necessary to perform such work. The funds so expended shall be due and payable by Tenant, as Additional Rent, within 30 days after receipt of Landlord’s invoice therefor. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant as a result of performing any such work.

9.3         Landlord’s Maintenance. Landlord shall, as an Operating Expense, maintain and make necessary repairs to each Building Structure, the Building Systems and all Common Areas; provided, however, that Landlord shall not be responsible for the maintenance or repair of (a) any carpeting, floor or wall coverings in the Premises, (b) Tenant’s Removable Property, nor (c) any systems that are located within the Premises (or that exclusively serve the Premises) and are supplemental or special to Building Systems. Except as expressly set forth in this Section 9.3, Landlord will not be required to perform (or to pay any costs or expenses for) any repair and maintenance of the Project. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any other nearby building, land, street or alley.

10.         Insurance.

10.1       Tenant’s Insurance. Tenant shall, at Tenant’s sole cost and expense, maintain in force during the Lease Term the insurance specified on Schedule 10 attached hereto. All insurance provided by Tenant under this Lease shall be primary to any insurance policies held by Landlord.

10.2       Form of Policies. Each policy required to be maintained pursuant to Section 10.1 shall (a) name Landlord, each Superior Rights Holder and the Project’s property manager as additional non-contributory insureds or loss payees to the extent of Landlord’s financial interests, as applicable (except Workers’ Compensation Insurance), (b) be issued by one or more responsible insurance companies licensed to do business in the State and reasonably satisfactory to Landlord, (c) provide for deductible amounts that, in no event, shall exceed $25,000, and (d) to the extent commercially available, provide that such insurance may not be canceled or materially amended without 30 days’ prior written notice to Landlord, except for ten (10) days’ notice of cancellation due to non-payment of premium. Each policy of “Special Form” property insurance required to be maintained pursuant to Section 10.1 shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord certificates of insurance of all policies and renewals thereof to be maintained by Tenant hereunder (i) on or before the Delivery Date, (ii) prior to the expiration date of each policy, and (iii) within a reasonable time after Landlord’s written request.

10.3       Failure to Obtain Insurance. In the event that Tenant fails to maintain and pay for any of the insurance required to be maintained pursuant to Section 10.1, Landlord may (but without obligation to do so) procure such insurance and pay the premiums therefor, in which event Tenant shall repay Landlord, as Additional Rent, all sums so paid by Landlord within 30 days following Landlord’s written demand to Tenant for such payment.

10.4       Landlord’s Insurance. Landlord agrees to purchase and keep in full force and effect during the Lease Term, as an Operating Expense:

(a)          property insurance (excluding any Tenant’s Property and Tenant’s Removable Property) in in amounts not less than the full replacement cost (without depreciation) of the Project and the rental value thereof during the period of repair or reconstruction against:

(i)            loss or damage by fire; and

(ii)          such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to buildings and improvements similar in construction, general location, use, occupancy and design to the Project, including, but without limiting the generality of the foregoing, windstorms, hail, explosion, vandalism, malicious mischief, civil commotion and such other coverage as may be deemed necessary by Landlord, provided such additional coverage is obtainable and provided such additional coverage is such as is customarily carried with respect to buildings and improvements similar in construction, general location, use, occupancy and design to the Project.

(b)          Commercial General Liability Insurance covering the Project on an occurrence basis against all claims for personal injury, bodily injury, death and property damage with coverage amounts of not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence and Four Million and No/100 Dollars ($4,000,000) in the aggregate, which limits may be obtained as a combination of General Liability and Umbrella coverage. Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed a limitation of Landlord’s indemnification obligations, which shall be separate and independent to any such insurance requirements. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance, reimbursable as an Operating Expense, in amounts greater and for coverage additional to the coverage and amounts set forth in this Section 10.4, provided such coverage and amounts are then typically carried by landlords of Comparable Buildings.

10.5       Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s) (by way of subrogation or otherwise) to waive, any and all rights of recovery and Claims against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant Alterations and Tenant’s Property (including Tenant’s automobiles or the contents thereof), including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of any Landlord Party, to the extent such loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery and Claims against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of any Tenant Party, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. Landlord and Tenant each further agree that their respective casualty insurance policies shall be endorsed or otherwise written to provide that no insurer shall hold any rights of subrogation against such other party.

11.         Waiver of Claims; Indemnity; Limitations on Liability.

11.1       Waiver of Claims.

(a)          By Tenant. Tenant releases the Landlord Parties from, and waives all Claims for, damage to persons or property sustained by Tenant or any Tenant Parties or any other person resulting directly or indirectly from any existing or future condition, defect, matter or thing in or about the Project or any equipment or appurtenance therein, or resulting from any accident in or about the Project, or resulting directly or indirectly from any act or neglect of the Landlord Parties, except to the extent caused by the gross negligence or willful and wrongful act of any of the Landlord Parties. Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any owner or occupant of adjoining or contiguous property.

(b)          By Landlord. Tenant shall not be liable to Landlord for Claims for damage to persons or property sustained by Landlord, however caused, if Landlord has recovered such damages from the proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

11.2       Indemnity.

(a)          By Tenant. Except for the negligence or willful misconduct of Landlord or its Responsible Parties, and to the extent permitted by Law, Tenant agrees to indemnify, protect, defend and hold harmless the Landlord Parties from and against any and all Claims suffered or claimed by any third party (other than the Landlord Parties) and arising from (i) the undertaking by Tenant of any Tenant Alterations or repairs to the Project, (ii) the conduct of Tenant’s business on the Project or other use of the Project by Tenant or its Responsible Parties, (iii) any negligent act or omission of Tenant or its Responsible Parties in or about the Project, (iv) any occurrence in, upon or at the Premises or any License Area (including loss of life, personal injury or damage to property) for which Tenant is responsible, or (v) the presence of any Hazardous Material introduced to the Premises or the Project by Tenant or its Responsible Parties. In case of any action or proceeding brought against the Landlord Parties by reason of any such Claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel acceptable to Landlord, and reasonably acceptable to Tenant and Tenant’s insurance company. However, if Tenant’s insurance company provides the defense for a Claim arising under this 11.2(a), counsel shall be provided by Tenant’s insurance company with Landlord allowed to reasonably cooperate in the selection of counsel.

(b)          By Landlord. Except for the negligence or willful misconduct of Tenant or its Responsible Parties, and to the extent permitted by Law, Landlord agrees to indemnify, protect, defend and hold harmless the Tenant Parties from and against any and all Claims suffered or claimed by any third party (other than the Tenant Parties) and arising from (i) any act or omission of Landlord or its Responsible Parties in or about the Project, or (ii) any occurrence in, upon or at the Common Areas (including loss of life, personal injury or damage to property). In case of any action or proceeding brought against the Tenant Parties by reason of any such Claim, upon notice from Tenant, Landlord covenants to defend such action or proceeding by counsel acceptable to Tenant, and reasonably acceptable to Landlord and Landlord’s insurance company.

(c)          Limitations. This Section 11.2 (i) shall survive the expiration or earlier termination of this Lease, and (ii) is subject to and shall not diminish any waivers in effect in accordance with Section 10.5 and 11.1 above.

11.3      Limitation on Liability. Any liability of Landlord under this Lease shall be limited solely to Landlord’s interest in the Project. In no event shall any personal liability be asserted against the Landlord Parties in connection with this Lease, nor shall any recourse be had to any other property or assets of the Landlord Parties.

11.4      Waiver of Consequential Damages. Tenant waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits, whether or not caused by the willful and wrongful act of any of the Landlord Parties. Except with respect to (a) any Hazardous Materials introduced to the Project by Tenant or its Responsible Parties, or (b) any holdover of the Project by Tenant or its Responsible Parties, Landlord waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits, whether or not caused by the willful and wrongful act of the Tenant Parties; provided, however, nothing in this Section 11.4 shall limit Landlord’s right to accelerate Rent upon the happening of an Event of Default.

12.        Casualty and Condemnation.

12.1      Casualty.

(a)          Substantial Untenantability.

(i)            If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed 180 days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within 20 days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(ii)          Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Project to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

(iii)         Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Project, except for those proceeds of Tenant’s insurance for Tenant’s Property. All such insurance proceeds shall be payable to Landlord whether or not the Project is to be repaired and restored.

(iv)         Notwithstanding anything in this Lease to the contrary: (A) Landlord shall have no duty to repair or restore any portion of Tenant’s Removable Property or to expend for any repair or restoration of the Premises or the Project amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (B) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the act or neglect of Tenant or its Responsible Parties. Whether or not this Lease is terminated pursuant to this Section 12.1, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Project or access thereto.

(v)           Notwithstanding anything in this Lease to the contrary, Landlord shall have the right to terminate this Lease if (A) the casualty was uninsured or insurance proceeds are insufficient to pay the full cost of such repair and restoration, (B) any Superior Rights Holder fails or refuses to make such insurance proceeds available for such repair and restoration, or (C) zoning or other applicable Laws do not permit such repair and restoration.

(vi)          Any repair or restoration of the Project performed by Tenant shall be in accordance with the provisions of Section 8 above.

(b)          Insubstantial Damage. If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and Landlord estimates that the time to substantially complete the repair or restoration will not exceed 180 days from the date such damage occurred, then Landlord shall proceed to repair and restore the Project or the Premises other than Tenant’s Removable Property, with reasonable promptness, unless such damage is to the Premises and occurs during the last 6 months of the Lease Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within 20 days after the date of such casualty. Notwithstanding the foregoing, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 12.1(a) above.

(c)          Rent Abatement. If all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Base Rent, Operating Expenses and Tax Expenses shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has substantially completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

12.2      Condemnation. If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If, by power of eminent domain, more than 25% of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of 180 days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s Removable Property and for moving expenses. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease is not terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Section 12.2, in the event of a temporary taking of all or any portion of the Premises for a period of 180 days or less, then this Lease shall not terminate but Base Rent, Operating Expenses and Tax Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

13.         Transfers.

13.1      In General. Except for a Permitted Transfer, Tenant shall not Transfer this Lease, all or a portion of the Premises or Tenant’s interest therein without Landlord’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (i) the proposed transferee’s financial condition is not reasonably acceptable to Landlord; (ii) the proposed transferee has the power of eminent domain, is a governmental agency or an agency or subdivision of a foreign government; (iii) any uncured Event of Default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an Event of Default); (iv) either the proposed transferee, or any Person which directly or indirectly Controls, is Controlled by, or is under common Control with the proposed transferee occupies space in the Building or has negotiated with Landlord within the preceding 180 days (or is currently negotiating with Landlord) to lease space in the Building; (v) the proposed Transfer would be on economic terms (based upon effective rental rates) more favorable to the Transferee than the economic terms then being accepted by Landlord for comparable direct leasing transactions in the Building; (vi) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party or would give an occupant of the Building a right to cancel or modify its lease; or (vii) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. In no event shall Landlord be obligated to consider a consent to any proposed assignment of this Lease which would assign less than all of this Lease or less than all of Tenant’s interest in the Premises. In the event Landlord wrongfully withholds its consent to any proposed Transfer, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligations to consent to such Transfer. Any purported Transfer made without having obtained the prior written consent of Landlord (other than a Permitted Transfer) shall constitute an immediate Event of Default hereunder and shall, at the option of Landlord, be void and of no force or effect.

13.2      Recapture. At any time within 20 days after Landlord’s receipt of Tenant’s request for Landlord’s consent to a Transfer (other than a Permitted Transfer), Landlord may, at its option, in its sole and absolute discretion, by written notice to Tenant, elect to terminate this Lease in its entirety or as to the portion of the Premises subject to the proposed Transfer, with a proportionate adjustment in the Rent payable hereunder if this Lease is terminated as to less than all of the Premises.

13.3       Excess Rent. If Tenant consummates a Transfer (other than a Permitted Transfer), Tenant shall pay to Landlord, as Additional Rent, [***]% of all sums received by Tenant in excess of the Rent payable by Tenant hereunder which is attributable to any subletting of all or any portion of the Premises so subleased, and [***]% of all consideration received on account of or attributable to any assignment of this Lease, in each case net of all reasonable and documented expenses and costs incurred by Tenant in connection with such Transfer, including, without limitation, commissions, allowances, improvement costs and other concessions provided to the sublessee or assignee.

13.4       Permitted Transfer.

(a)          Permitted Transfer. Notwithstanding anything in this Section 13 to the contrary, and provided there is no uncured Event of Default under this Lease, Tenant shall have the right, without the prior written consent of Landlord, to (i) assign this Lease to an Affiliate, or to an entity created by merger, reorganization or recapitalization of or with Tenant, or to a purchaser of all or substantially all of Tenant’s assets, or (ii) sublease the Premises or any part thereof to an Affiliate (each, a “Permitted Transfer”); provided, however, that (A) such Permitted Transfer is for a valid business purpose and not to avoid any obligations under this Lease, (B) in the case of an assignment, the assignee will have, immediately after giving effect to such assignment, an aggregate tangible net worth (computed in accordance with GAAP and exclusive of goodwill) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment or on the Effective Date, whichever is greater, (C) no later than 15 days prior to the effective date of the Permitted Transfer, Tenant shall give notice to Landlord which notice shall include the full name and address of the assignee or subtenant, and a copy of all agreements executed between Tenant and the assignee or subtenant with respect to the Premises or part thereof, as may be the case, (D) no later than 15 days after the effective date of the Permitted Transfer, the assignee or sublessee shall provide the documentation required pursuant to Section 13.7 below, and (E) within 10 days after Landlord’s written request, provide such reasonable documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the Permitted Transfer is to an Affiliate or is otherwise in accordance with the terms and conditions of this Section 13.4.

(b)          No Recapture and Excess Rent Rights. Landlord acknowledges and agrees that the terms and conditions of Sections 13.2 and 13.3 above shall not apply to any Permitted Transfer.

13.5       Tenant Liability. In the event of any Transfer, whether or not with Landlord’s consent (including, without limitation, a Permitted Transfer), Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent Transfers, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease.

13.6      Other Terms and Conditions. Whether or not Landlord grants consent to any Transfer, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such Transfer. In addition, if Tenant has any options to extend the Lease Term or to add other space to the Premises, such options shall not be available to any subtenant or assignee (except an assignee that assumes this Lease pursuant to a Permitted Transfer), directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

13.7       Assumption and Attornment. If Tenant assigns this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than 15 days prior to the effective date of the assignment. If Tenant subleases the Premises as permitted herein, Tenant shall, at Landlord’s option, within 15 days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will, upon an Event of Default or termination of this Lease, attorn to Landlord and will pay all subrent directly to Landlord.

13.8       Landlord’s Obligations on Assignment of Lease. Tenant agrees, allows and permits Landlord to assign this Lease without Tenant’s consent so long as such assignment is in connection with financing or sale of the Project. The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the “Landlord” under this Lease at the time in question. In the event of any assignment or assignments of this Lease by Landlord, the Landlord herein named (and in the case of any subsequent assignments, the then-assignor) shall be automatically released, from and after the date of such assignment, from all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided, however, that the assignee assumes, in writing, the duty to perform Landlord’s covenants and obligations hereunder that arise from and after such assignment.

14.         Surrender; Holding Over.

14.1       Surrender. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear, casualty and damage caused by Landlord excepted. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, within 30 days after Landlord’s written demand, the removal expenses and storage charges incurred for Tenant’s Removable Property. If Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Materials) shall be deemed to be immediately vested in Landlord. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property. If, at the time Tenant requests Landlord’s consent to the installation of any Special Installations, Tenant requests Landlord to notify Tenant whether such Special Installations must be removed upon the expiration or earlier termination of this Lease, then, concurrently with Landlord’s delivery of written consent to such Special Installations, Landlord shall notify Tenant whether such Special Installation must be so removed. If Landlord states that such Special Installation is not required to be removed, Tenant shall have no obligation to remove such Special Installation upon the expiration or earlier termination of this Lease.

14.2       Holding Over. If Tenant, or anyone claiming under Tenant, shall remain in possession of the Premises or any part thereof after the expiration or earlier termination of the Lease Term without any agreement in writing between Landlord and Tenant with respect thereto, then Tenant shall be deemed a tenant-at-sufferance. Landlord and Tenant acknowledge that Landlord may need the Premises after the expiration or earlier termination of this Lease for other Occupants and that the damages which Landlord may suffer as the result of Tenant’s holding- over cannot be determined as of the Effective Date. Therefore, in the event that Tenant so holds over, Tenant shall pay to Landlord, in addition to all Rent and other charges due and accrued under this Lease prior to the date of termination, the Applicable Holdover Charge for each month or portion thereof that Tenant retains possession of the Premises, or any portion thereof, after the expiration or earlier termination of this Lease (without reduction for any partial month that Tenant retains possession). Without limiting the foregoing, Tenant shall also pay all damages sustained by Landlord by reason of such retention of possession. The provisions of this Section 14.2 shall not constitute a waiver by Landlord of any re-entry rights of Landlord. The “Applicable Holdover Charge” means (i) during the first 90 days that Tenant holds over (the “Initial Holdover Period”), 150% of the monthly Rent payable for the month immediately preceding the holding over (including increases for Operating Expenses and Tax Expenses that Landlord may reasonably estimate), and (ii) after the Initial Holdover Period, 200% of the monthly Rent payable for the month immediately preceding the holding over (including increases for Operating Expenses and Tax Expenses that Landlord may reasonably estimate).

15.         Subordination; Estoppel Certificates; Financial Reports.

15.1       Subordination; Mortgagee Protection.

(a)          Subordination. This Lease shall be subordinate to all present and future Superior Instruments encumbering the Project unless the Superior Rights Holder expressly provides or elects that this Lease shall be superior to such Superior Instrument. In confirmation of such subordination, Tenant shall, within 20 days after Landlord’s written request, execute and deliver a SNDA. In the event that Tenant fails to timely deliver a SNDA, then such failure shall be an Event of Default for which there shall be no cure or grace period.

(b)          Superior Rights Holder Protection. Tenant agrees to give any Superior Rights Holder, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of recording of an assignment of rents and leases, or otherwise) of the address of such Superior Rights Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Superior Rights Holder shall have an additional 30 days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such 30 days, any Superior Rights Holder has commenced and is diligently pursuing the remedies necessary to cure such default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Lease Term, or so as to adversely affect in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of each Superior Rights Holder.

(c)          Attornment. If any Superior Rights Holder acquires Landlord’s interest in this Lease, the Premises, the Building or the Project, Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises, the Building or the Project (as the case may be) and recognize such transferee or successor as landlord under this Lease.

(d)          SNDA.

(i)            Landlord shall, subject to the terms and conditions of this Section 15.1(d), use commercially reasonable efforts to obtain a SNDA for Tenant from the Person that is, as of the Effective Date, the Superior Rights Holder (i.e., Bank of America, N.A.).

(ii)          Landlord shall, subject to the terms and conditions of this Section 15.1(d), use commercially reasonable efforts to obtain a SNDA for Tenant from each future Superior Rights Holder.

(iii)         Notwithstanding anything in this Lease to the contrary, this Lease and Tenant’s obligations hereunder shall not be affected or impaired in any respect should any Superior Rights Holder decline to enter into a SNDA. If Tenant either fails or refuses to execute and deliver a SNDA within 20 days following Landlord’s delivery of such SNDA to Tenant, then Landlord shall have no further obligation to obtain a SNDA for Tenant from such Superior Rights Holder. In no event shall Landlord be required to (a) expend any additional sums in its effort to obtain the SNDA, (b) deposit or post any letter of credit or other security with Superior Rights Holder, (c) commence any litigation in order to obtain the SNDA or (d) take any step which may, in Landlord’s reasonable judgment, have an adverse effect on its relationship with any Superior Rights Holder. If any Superior Rights Holder imposes any fees or incurs any costs as a condition of entering into the SNDA, Landlord may withdraw its request therefor unless, within 20 days after Landlord’s notice to Tenant as to such fees and costs and the amount thereof, Tenant shall deliver to Landlord the full amount of such fees and costs. If Tenant fails to deliver to Landlord the full amount of such fees and costs within such period, Landlord may withdraw its request for the SNDA, in which event Landlord shall have no further obligation to obtain such SNDA.

15.2       Estoppel Certificates. Within 10 Business Days after Landlord’s request, Tenant shall execute and deliver to Landlord a certificate (each, an “Estoppel Certificate”) addressed as indicated and certifying to Landlord, each current or prospective Superior Rights Holder and any prospective purchaser of the Building or the Project: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (b) the dates to which Rent has been paid; (c) that Tenant is in the possession of the Premises if that is the case; (d) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (e) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); (f) that the Premises have been completed in accordance with the terms and provisions of this Lease and the Work Letter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; and (g) any other information reasonably requested. In the event that Tenant fails to timely deliver an Estoppel Certificate, then the statements in Landlord’s proposed estoppel shall be deemed true.

15.3       Financial Reports. Within 20 days after the written request of Landlord, Tenant shall provide to Landlord current financial statement and financial statements of the 2 years prior to the current financial statement year (collectively, “Financial Reports”). Such Financial Reports shall be prepared in accordance with GAAP and, if such is the normal practice of Tenant and available at the time of the request, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, (a) Tenant shall not be required to provide Financial Reports more than once per Lease Year (except to the extent required by any Superior Rights Holder or prospective purchaser of the Project), (b) upon Tenant’s request, Landlord shall sign and deliver a reasonable confidentiality agreement with respect to the Financial Reports, and (c) Tenant shall not be required to provide Financial Reports so long as (i) Tenant is a publicly- traded company, (ii) Tenant is in compliance with the financial reporting requirements from time to time established by the United States Securities and Exchanges Commission, (iii) the Financial Reports are publicly available for free downloading in electronic format, and (iv) an Event of Default is not continuing under this Lease.

16.         Landlord’s Reserved Rights.

16.1       Entry by Landlord. Landlord shall have the right, subject to the terms and conditions of this Lease, to enter the Premises at all times for the purpose of (a) supplying any services that Landlord is required to provide pursuant to this Lease, (b) examining or inspecting the Premises, or to show the same to prospective purchasers or lenders of the Premises or to Landlord’s insurance or surety companies, (c) making such alterations, repairs, improvements or additions to the Premises or the Project as Landlord is permitted to make by the terms of this Lease, or (d) during the last 12 months of the Lease Term, showing the same to prospective Occupants of the Premises. Except in emergencies or to provide any services that Landlord is required to provide pursuant to this Lease, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key, without liability to Tenant. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

16.2       Landlord’s Reserved Rights. Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (a) to install, affix and maintain all signs on the exterior and interior of the Building (but not the interior of the Premises) and the Project; (b) except as otherwise set forth in Section 17 below, to designate and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (c) to grant to any party the exclusive right to conduct any business or render any service in or to the Building or the Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the Permitted Use; and (d) to close the Building or the Project after Building Hours, except that Tenant shall be entitled to admission at all times, under such reasonable and non-discriminatory regulations as Landlord prescribes for security purposes.

16.3      Access Control Cards. Landlord shall have the right to institute access control systems and procedures at the Building and the Project that may include the provision of personal access control cards to individual employees of Tenant. In such event, any such cards shall be personal to each particular employee, and Tenant shall cooperate with Landlord in order to ensure that such cards are used by employees of Tenant only, and are not transferred to any other Persons.

16.4      Services. Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord’s managing agent or its employees or by one or more third persons hired by Landlord or the Landlord’s managing agent.

16.5      Construction of Project. Tenant acknowledges that portions of the Project may be subject to demolition or construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant waives any and all Claims (including rent offsets and claims of constructive eviction) that may arise in connection with such demolition or construction.

16.6       Relocation. [Intentionally deleted].

16.7       Demolition; Redevelopment. [Intentionally deleted].

16.8       4th Floor Corridor, Elevator Lobby and Common Area Signage. Landlord has the right, but not the obligation, to (i) commission and install a mural in the 4th floor corridor of the Building leading to the Amenity Deck not directly in front of the entrance to the Premises (the “4th Floor Corridor”), and (ii) install directional signage in the 4th Floor Corridor and the 4th Floor elevator lobby. Notwithstanding the foregoing, Tenant shall be permitted to select the finishes including walls, ceiling and floor coverings of the 4th floor elevator lobby, and to install signage in the 4th floor Common Area, subject to Landlord’s approval.

17.         Signs.

17.1       Full Floors. If the Premises comprise an entire floor of the Building, then, subject to Landlord’s prior written approval (in Landlord’s sole discretion) and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant may, at its sole cost and expense, install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

17.2       Multi-Tenant Floors. If other Occupants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

17.3       Prohibited Signage and Other Items. Except as expressly set forth in Rider 1 (if at all), Tenant may not install any signs on the exterior of the Building, in the Common Areas, or on or from the roof of the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord (in Landlord’s sole discretion).

17.4       Building Directory. An electronic directory for the Building will be constructed and located in the first-floor lobby of the Building. Tenant shall have the right, at Tenant’s sole cost and expense, to designate listings to be displayed under Tenant’s entry in such electronic directory at the rate of 5 listings per each 1,000 rentable square feet of the Premises.

18.         Parking.

18.1       In General. Tenant shall have the right to obtain from Landlord, commencing on the Commencement Date, up to the number of parking passes set forth in the Basic Provisions, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project Parking Facility. Tenant shall pay to Landlord, on a monthly basis, the prevailing rate charged by Landlord from time to time for such parking passes. As of the Effective Date, the prevailing rate for unreserved parking passes is $175 per month per parking pass, and for reserved parking passes, $225 per month per parking pass. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project Parking Facility, including any sticker or other identification system established by Landlord. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project Parking Facility at any time. Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, reasonably close-off or restrict access to the Project Parking Facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may, at any time, institute valet-assisted parking, tandem parking stalls, “stack” parking, or other parking program within the Project Parking Facility, the cost of which shall be included in Operating Expenses. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. The parking passes licensed by Tenant pursuant to this Section 18 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as Landlord may establish, at the prevailing validation rate charged by Landlord from time to time for visitor parking.

18.2       Use or Lose. On or before the Commencement Date, Tenant shall elect, in writing, to use up to the number of parking passes set forth in the Basic Provisions. If Tenant fails to timely make such election, Tenant shall be deemed to have elected to use all of the parking passes set forth in the Basic Provisions. If Tenant does not elect (or is not deemed to have elected) to use all of the parking passes set forth in the Basic Provisions, then (a) Tenant shall not have to use any of the parking passes that Tenant has elected not to use (the “Forfeited Parking Passes”), and (b) Landlord may permit any other party or parties to use the Forfeited Parking Passes from time to time on any terms Landlord desires.

19.         Default; Remedies.

19.1       Event of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           Tenant fails to pay when due any Rent, and such default continues for 5 Business Days after receipt of written notice from Landlord; provided, however, that Tenant shall not be entitled to more than 2 notices of a delinquency in a monetary obligation during any 12-month period, and if thereafter any Rent is not paid when due, an Event of Default shall be considered to have occurred even though no notice thereof is given;

(b)           Tenant fails to comply with its obligations under any provision of this Lease or any other agreement between Landlord and Tenant not requiring the payment of money, and such failure continues for a period of 30 days after written notice of such default is delivered to Tenant; provided, however, if such condition cannot reasonably be cured within such 30-day period, it instead shall be an Event of Default if Tenant fails to commence to cure such condition within such 30 day period and thereafter fails to prosecute such action diligently and continuously to completion;

(c)           If (i) Tenant makes a general assignment or general arrangement for the benefit of creditors, (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within 90 days, (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within 90 days or (iv) substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial or non-judicial seizure which is not discharged within 90 days;

(d)          This Lease or the estate of Tenant hereunder shall be transferred to or shall pass to or devolve upon any Person in violation of Section 13 of this Lease;

(e)           Tenant abandons the Premises for a period in excess of 30 days; or

(f)            Any event which is expressly defined as or deemed an Event of Default under this Lease.

19.2       Landlord’s Remedies.

(a)          An Event of Default shall constitute a breach of this Lease for which Landlord shall have the rights and remedies set forth in this Section 19.2 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy.

(b)          Landlord may, at any time after the happening of an Event of Default, terminate this Lease by giving Tenant notice in writing at any time. If Landlord gives such notice, this Lease, the Lease Term and the right, title and interest of Tenant under this Lease shall wholly cease and expire in the same manner and with the same force and effect (except as to Tenant’s liability) on the date specified in such notice as if such date was the Expiration Date of the Lease Term of this Lease without the necessity of re-entry or any other act on Landlord’s part. Any written notice required pursuant to Section 19.1 shall constitute notice of unlawful detainer pursuant to Law if, at Landlord’s sole discretion, it states Landlord’s election that Tenant’s right to possession is terminated after expiration of any period required by Law or any longer period required by Section 19.1. Upon the termination of Tenant’s right to possession of the Premises, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, regain possession of the Premises, and Landlord shall have the right, but not the obligation, to remove Tenant’s Removable Property in accordance with Section 14.1. Upon the termination of this Lease, Landlord shall have the right to recover damages for Tenant’s default as provided herein or by Law, including the following damages:

(i)            the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(ii)          the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(iii)         the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(iv)          any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of recovering the Premises, the unamortized portion of (A) lease commissions paid by Landlord relating to this Lease, and (B) the unamortized portion of any inducement or consideration for Tenant’s entering into this Lease (including, without limitation, any free or abated Rent, any tenant allowances, and the cost of any tenant improvement work performed by Landlord on behalf of Tenant).

The word “Rent” as used in this Section 19.2 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (i) and (ii) above is computed by allowing interest at the Default Rate. The “worth at the time of award” of the amount referred to in clause (iii) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (iii) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Rent last payable by Tenant for the Lease Year in which Landlord terminated this Lease.

(c)           Even if an Event of Default is continuing or Tenant has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 19.2(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. For the avoidance of doubt, Landlord and Tenant acknowledge and agree that, at any time after the happening of an Event of Default, Landlord may (i) in accordance with Law, take possession of the Premises without terminating this Lease, and (ii) recover damages from Tenant in accordance with Section 19.2(b) above, in which event Tenant shall pay such amounts to Landlord monthly on the days on which the Rent would have been payable if possession had not been retaken and Landlord shall be entitled to receive the same from Tenant on each such day.

(d)           No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair any right or remedy or be construed as a waiver.

19.3       Landlord Default. Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within 30 days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform (each, a “Landlord Default”); provided, however, if such condition cannot reasonably be cured within such 30-day period, it instead shall be a Landlord Default if Landlord shall fail to commence to cure such condition within such 30-day period and shall thereafter fail to diligently prosecute such action to completion. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant waives such remedies of termination and rescission and agrees that Tenant’s remedies for default and for breach of any promise or inducement shall be limited to a suit for actual damages and injunction. In addition, Tenant covenants that, prior to the exercise of any such remedies, it shall give each Superior Rights Holder notice and a reasonable time to cure any default by Landlord in accordance with the terms and conditions of Section 15.1 above. Notwithstanding anything herein to the contrary, Tenant shall have all rights to a suit for constructive eviction.

19.4       Attorneys’ Fees. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party shall, in addition to such other relief as may be awarded, be awarded reasonable attorneys’ fees, expenses and costs, including, without limitation, any post-judgment fees, costs or expenses incurred on any appeal or in collection of any judgment.

20.         Authorities For Action; Notices.

20.1       Authorities for Landlord Action. Landlord may act in any matter provided for in this Lease by and through the Project’s property manager or property management company, or through any other Person who may from time to time be designated by Landlord in writing.

20.2       Notices. All notices or demands required or permitted to be given to Tenant or Landlord (each, a “Notice”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed email with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 1 Business Day thereafter. All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if a Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; provided, further, however, that Notices given by email shall be deemed given when received by email. Each Notice shall be addressed, in each instance, to Tenant’s Notice Address or Landlord’s Notice Address, as applicable, set forth in the Basic Provisions. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices. Telephone numbers are provided (if at all) for convenience only, and oral communications shall not constitute valid notice, except where expressly indicated otherwise.

21.         Brokerage. Landlord and Tenant represent and warrant to each other that (a) Landlord and Tenant have dealt only with Tenant’s Broker, as Tenant’s exclusive agent, and Landlord’s Broker, as Landlord’s exclusive agent, in connection with the negotiation, execution and delivery of this Lease, and (b) except for the Brokers, Landlord and Tenant have not dealt with any broker or other Person that is to be compensated in connection with this Lease. Landlord shall make payment of the brokerage fee due to the Brokers pursuant to and in accordance with a separate agreement with Landlord’s Broker. Except for all such sums payable to the Brokers, Tenant agrees to indemnify and hold the Landlord Parties harmless of and from any and all Claims by reason of any claim of or liability to any broker or other Person claiming through Tenant and arising out of or in connection with the negotiation, execution and delivery of this Lease.

22.         General Provisions.

22.1       Governing Law; No Jury Trial; Venue; Jurisdiction. This Lease shall be construed in accordance with the laws of the State, without giving effect to conflict of laws principles. Each party to this Lease (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, waives trial by jury, and further waives any objection to venue in the County in which the Premises are located, and agrees and consents to personal jurisdiction of the courts of the State in any action or proceeding or counterclaim brought by any party to this Lease against the other on any matter whatsoever arising out of or in any way connected with this Lease.

22.2       Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

22.3       Relationship of Parties. Landlord and Tenant acknowledge and agree that the relationship established between the parties pursuant to this Lease is only that of a lessor and a lessee of the Premises. Neither Landlord nor Tenant is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

22.4       Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future Laws effective during the Lease Term, then and in that event, it is the intention of the parties to this Lease that the remainder of this Lease shall not be affected thereby; and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a legal, valid and enforceable clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible.

22.5       Binding Effect. Subject to the terms of Section 13 above, all terms, conditions and covenants to be observed and performed by the parties to this Lease shall be applicable to and binding upon their respective heirs, administrators, executors, successors and assigns.

22.6       Headings. The headings and captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of this Lease.

22.7       Entire Lease. This Lease and the Attachments contain the entire agreement between Landlord and Tenant concerning the transactions contemplated in this Lease and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied.

22.8       Amendments and Waiver. No amendment or modification of this Lease shall be valid or binding unless expressed in writing and executed by Landlord and Tenant. No waiver by either party of any breach or default of any term, condition or provision of this Lease, including without limitation the acceptance by Landlord of any Rent, at any time or in any manner other than as provided for in this Lease, shall be deemed a waiver of any other or subsequent breaches or defaults of any kind, character or description under any circumstance. No waiver of any breach or default of any term, condition or provision of this Lease shall be implied from any action of any party, and any such waiver, to be effective, shall be set out in a written instrument signed by the waiving party.

22.9       Time is of the Essence. Subject to the terms of Section 22.11 below, time is of the essence hereof.

22.10     Authority; OFAC.

(a)          Tenant’s. Tenant, and the individual executing this Lease on behalf of Tenant, represents to Landlord that it has full power and authority to enter into, execute and deliver this Lease.

(b)          Landlord’s. Landlord, and the individual executing this Lease on behalf of Landlord, represents to Tenant that it has full power and authority to enter into, execute and deliver this Lease.

(c)          OFAC. Tenant represents and warrants to Landlord that Tenant and all Persons owning (directly or indirectly) an ownership interest in Tenant are currently in compliance with and shall at all times during the Lease Term (including any further extensions or renewals) remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto; provided, however, that in no event shall such representation and warranty apply to any Person that indirectly holds an ownership interest that was purchased on a public exchange.

22.11     Force Majeure. Any obligation of either party to this Lease, other than the obligation to pay money, which is delayed or not performed due to Force Majeure shall not constitute a default under this Lease and shall be performed within a reasonable time after the end of such cause for delay or nonperformance; provided, however, an event of Force Majeure shall not relieve Tenant of its obligation to make timely payments of Rent due pursuant to this Lease.

22.12     No Light, Air or View Easements. Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Premises shall in no way affect this Lease or impose any liability on Landlord.

22.13     No Recording. Tenant shall neither record this Lease nor a memorandum of this Lease without the prior written consent of Landlord. Any such unauthorized recording shall be an Event of Default for which there shall be no cure or grace period.

22.14     Survival. The waivers of claims or rights, the releases and the obligations of Landlord and Tenant under this Lease to indemnify, protect, defend and hold harmless any parties shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of this Lease.

22.15     No Option. The submission of this document for examination and review does not constitute an option, an offer to lease space in the Project or an agreement to lease. This document shall have no binding effect on the parties unless and until executed by both Landlord and Tenant.

22.16    Counterparts. This Lease may be executed in two or more duplicate originals. Each duplicate original shall be deemed to be an original of this Lease.

[signature page follows]

Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:

BCSP RINO Property LLC,

a Delaware limited liability company

By:	/s/ [***]
Name:	[***]
Title:	[***]

Date:	_____________________, 2019.
The date of this Lease shall be and remain the Effective Date set forth in the preamble of this Lease. The date below the Landlord’s signature is merely intended to reflect the date of Landlord’s execution of this Lease.

[Tenant’s signature page follows]

Landlord’s Signature Page

Office Lease

The HUB RiNo Station

[EverCommerce]

Landlord and Tenant have executed this Lease as of the Effective Date.

TENANT: PaySimple, Inc.,

a Delaware corporation

d/b/a EverCommerce

By:	/s/ Eric Remer

Name:	Eric Remer

Title:	CEO

Tenant’s Signature Page

Office Lease

The HUB RiNo Station

[EverCommerce]

RIDER NO. 1

 ADDITIONAL PROVISIONS

THIS RIDER NO. 1 (this “Rider 1”) is attached to and made a part of the Office Lease dated June 13, 2019 (the “Lease”), by and between BCSP RINO Property LLC, a Delaware limited liability company (“Landlord”), and PaySimple, Inc., a Delaware corporation d/b/a EverCommerce (“Tenant”), for the Premises described in the Lease. Capitalized terms used in this Rider 1 shall have the meanings set forth in the Lease. This Rider 1 is attached to, and forms a part of, the Lease. Should any inconsistency arise between this Rider 1 and any other provision of the Lease as to the specific matters which are the subject of this Rider 1, the terms and conditions of this Rider 1 shall control. The rights, options and concessions set forth in Sections 25, 26.1 and 28 of this Rider 1 (collectively, the “Personal Provisions”) are personal to the Tenant first named above (together with any assignee that assumes the Lease pursuant to a Permitted Transfer, collectively, “Original Tenant”), and may only be exercised and utilized by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant’s interest in the Lease). All references to “Tenant” in the Personal Provisions shall mean Original Tenant only. Subject to the terms of Section 22.11 of the Lease, time is of the essence of this Rider 1. “Major Tenant Threshold” means that (a) Original Tenant is the Tenant under this Lease, (b) Original Tenant is leasing and occupying not less than 50,125 rentable square feet in the Building, and (c) an Event of Default is not continuing beyond the expiration of any applicable cure or grace period.

23.          Abated Rent Period. So long as an Event of Default is not continuing, Tenant’s obligation to pay Base Rent, Operating Expenses and Tax Expenses for the Premises shall be abated during the first 12 months of the Lease Term, commencing as of the Commencement Date and ending on and including the date that is [***]after the Commencement Date (the “Abated Rent Period”). Such abatement shall apply to Base Rent, Operating Expenses and Tax Expenses payable under the Lease during the Abated Rent Period. Base Rent, Operating Expenses and Tax Expenses for any calendar month in which the Abated Rent Period expires shall be prorated based upon a 30-day month, and all such Base Rent, Operating Expenses and Tax Expenses shall be due and payable for the actual days that elapse during the remainder of the month in which the Abated Rent Period expires.

24.          The Tenant Allowance; Tenant’s Work.

24.1       The Tenant Allowance. Landlord shall, subject to the terms and conditions of this Section 24 and the Work Letter, provide Tenant with an improvement allowance (the “Tenant Allowance”) not to exceed $[***], based upon $[***] per rentable square foot of the Premises, for the purpose of contributing towards the costs of Allowance Items (as defined in the Work Letter).

24.2       Tenant’s Work. Tenant shall perform all work required to complete the Premises to a finished condition ready to open for Tenant’s business (collectively, “Tenant’s Work”). Tenant’s Work shall be performed in accordance with the Work Letter. Tenant shall cause Tenant’s Work to be designed, engineered and constructed in a good and workmanlike manner, free of any defects, Liens or other encumbrances, and in accordance with the terms and conditions of the Lease, the Work Letter and all applicable Laws.

Rider 1 – Page 1

24.3       Excess Costs. Tenant shall be responsible for any costs of Tenant’s Work in excess of the Tenant Allowance (collectively, “Excess Costs”). Prior to commencing construction of Tenant’s Work, Tenant shall obtain and provide to Landlord a final estimate of the cost of Tenant’s Work that are depicted on Approved Working Drawings (as defined in the Work Letter), which estimate shall be certified to Landlord by Tenant and Tenant’s Contractor (the “Tenant Cost Proposal”). If the Tenant Cost Proposal discloses any Excess Costs, then Tenant shall pay all such Excess Costs before Landlord is required to fund any portion of the Tenant Allowance.

24.4       Deadline for Use. Notwithstanding anything in this Lease or the Work Letter to the contrary, Tenant shall cause the Tenant Allowance to be used on or before July 31, 2020 (the “Deadline for Use”). If Tenant fails to complete Tenant’s Work on or before the Deadline for Use, then (a) Tenant shall be deemed to have forfeited the balance of the Tenant Allowance, and (b) Landlord shall have no obligation to provide all or any portion of the remaining balance of the Tenant Allowance to Tenant; provided, however, that this provision shall not apply in the event the Tenant’s Work is delayed for reasons outside of the Tenant’s control.

24.5       Limitations. Notwithstanding anything in this Lease or the Work Letter to the contrary, Landlord shall have no obligation to provide or disburse all or any portion of the Tenant Allowance so long as an Event of Default by Tenant is continuing under the Lease (after the expiration of any applicable notice and cure periods).

25.          Option to Renew.

25.1       Grant of Option. Subject to the terms and conditions of this Rider 1, Tenant shall have the option to extend the Lease Term for one (1) successive period of five years (the “Renewal Term”). There shall be no additional renewal terms beyond the Renewal Term set forth herein. Tenant must exercise its option to extend the Lease by giving Landlord written notice (the “Option Exercise Notice”) of its election to do so no later than 12 months, and no earlier than 15 months, prior to the expiration of the then-current Lease Term. If Tenant fails to timely deliver the Option Exercise Notice in strict accordance with this Rider 1 and the notice provisions of the Lease, then Tenant shall be deemed to have waived its extension rights, as aforesaid, and Tenant shall have no further right to renew the Lease.

25.2       Terms and Conditions of Option. All terms and conditions of this Lease, including, without limitation, all provisions governing the payment of Additional Rent, shall remain in full force and effect during the applicable Renewal Term, except that (a) the Base Rent payable during the applicable Renewal Term shall equal the Fair Market Rental Rate (as defined below) at the time of the commencement of the applicable Renewal Term, and (b) Landlord shall not be obligated to make any improvements or alterations in or to the Premises nor shall there be any improvement allowance, rental abatement or other tenant concessions provided by Landlord in connection with the applicable Renewal Term. As used in this Rider 1, the term “Fair Market Rental Rate” shall mean the fair market rental rate that would be agreed upon between a landlord and a tenant entering into a renewal lease for comparable space as to build-out, location, configuration and size, in a Comparable Building for a comparable term. Notwithstanding anything in this Rider 1 to the contrary, in no event shall the foregoing sentence result in a Base Rent reduction.

Rider 1 – Page 2

25.3       Determination of Fair Market Rental Rate. Landlord and Tenant shall negotiate in good faith to determine the Base Rent for the applicable Renewal Term for a period of 30 days after the date on which Landlord receives the Option Exercise Notice. In the event Landlord and Tenant are unable to agree upon the Base Rent for the applicable Renewal Term within said 30-day period, the Fair Market Rental Rate for the Premises shall be determined by a board of 3 licensed real estate brokers, one of whom shall be named by Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third. Each real estate broker so selected shall be licensed in the State as a real estate broker specializing in the field of office leasing in and around the Building, having no fewer than 10 years’ experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within 10 days after the expiration of the 30-day period, or sooner if mutually agreed upon. The 2 brokers selected by Landlord and Tenant shall promptly select a third broker within 10 days after they both have been appointed, and each broker, within 10 days after the third broker is selected, shall submit his or her determination of the Fair Market Rental Rate. The Fair Market Rental Rate shall be the mean of the 2 closest rental rate determinations. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

25.4       Limitations; Termination of Option to Renew. Tenant shall not have the right to renew the Lease for any amount of space less than the entire Premises hereunder. In the event of any Transfer by Tenant (other than a Permitted Transfer), the option to renew shall be extinguished. The renewal option granted herein shall terminate as to the entire Premises upon the failure by Tenant to timely exercise its option to renew at the times and in the manner set forth in this Rider 1. Tenant shall not have the option to renew, as provided in this Rider 1, if, as of the date of the Option Exercise Notice, or as of the scheduled commencement date of the Renewal Term, (a) an Event of Default is continuing, or (b) Landlord has given more than 2 notices of default in any 12-month period for nonpayment of monetary obligations.

25.5       Self-Operative; Amendment to Lease. Notwithstanding the fact that, upon Tenant’s delivery of an Option Exercise Notice, the renewal of the Lease Term shall be self- executing, Landlord and Tenant shall, promptly following the determination of the Base Rent for the applicable Renewal Term, execute one or more amendments to the Lease reflecting such additional term.

26.          License Rights; Signage; Security. Subject to the terms and conditions of this Rider 1, Landlord grants the Licenses (as defined below) to Tenant.

26.1       Grant of Signage License.

(a)          Exterior Building Signage. So long as the Major Tenant Threshold is satisfied, Landlord grants to Tenant a license (the “Signage License”), for the Lease Term, for the purpose of operating, maintaining and repairing one (1) sign bearing Tenant’s name or logo (the “Exterior Building Signage”) on the portion of the exterior of the Building in the location depicted on Exhibit “D” attached to the Lease.

(b)          The Signage. The Exterior Building Signage, together with any related equipment, conduits, cables and materials to be located on any portion of the Signage License Area (as defined below), is referred to, collectively, as the “Signage.”

(c)          The Signage License Area. The actual location, size and design of the Signage shall be subject to (i) Operational Requirements, and (ii) Landlord’s prior written approval, which approval shall not be unreasonably conditioned, delayed or withheld. The location, size and design of the Signage set forth on Exhibit “D” to the Lease is approved by Landlord. The “Signage License Area” means, collectively, the portions of the Project upon which the Signage is or will be located.

Rider 1 – Page 3

26.2       Grant of Security License.

(a)          The Security License. Landlord grants to Tenant a non-exclusive license (the “Security Equipment License”), for the Lease Term, for the purpose of operating, maintaining and repairing a security system for the Premises (“Tenant’s Security System”).

(b)          Tenant’s Security Property. Tenant’s Security System and the Related Equipment (as defined below) are referred to, collectively, as “Tenant’s Security Property.” “Related Equipment” means, collectively, Cables, equipment, conduits, and materials to be located on any portion of the Security License Area (as defined below) and that are necessary to service Tenant’s Security System.

(c)          The Security License Area. The actual location of Tenant’s Security Property shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed, or conditioned. The “Security License Area” means, collectively, the portions of the Project upon which Tenant’s Security Property is or will be located.

(d)          Other Terms and Conditions. In no event shall Tenant penetrate the roof or the roof’s membrane in connection with the Security License. Tenant shall have a reasonable right of access to the chases and electrical closets located in the Building for purposes of installing, repairing and maintaining the Related Equipment; provided, however, such access shall be subject to the prior reasonable approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. The Related Equipment to be installed in electrical closets shall not occupy more than a reasonable number of cubic inches. The plans and specifications shall include load factors, electrical platforms leading to Tenant’s Security Property and any other specifications as Landlord may require.

26.3       Tenant’s License Property; The License Areas. The Signage and Tenant’s Security Property are referred to, collectively, as “Tenant’s License Property.” The Signage License Area and the Security License Area are referred to, collectively, as the “License Areas.” The Signage License and the Security License are referred to, individually, as a “License,” and, collectively, as the “Licenses.” Except as expressly provided in the Lease, Tenant accepts each License Area in its “AS IS” condition.

26.4       Design and Installation; Restrictions on Penetrations.

(a)          Tenant must obtain Landlord’s prior approval (which approval may be withheld or conditioned in Landlord’s reasonable discretion) as to the Plans (as defined below) and all aspects of the design and installation of Tenant’s License Property. At least 30 days prior to the date on which Tenant desires to begin installing Tenant’s License Property, Tenant will deliver to Landlord drawings and specifications (the “Plans”), detailing (i) proposed equipment locations and cable routes, (ii) dimensions, weight, and material composition, (iii) methods of installation, attachment, and delivery, (iv) aesthetic specifications concerning the appearance of Tenant’s License Property (including, without limitation, landscaping and Screening Devices (as defined below)), and (v) any other specifications as Landlord may reasonably require. Tenant will be responsible for installing any electrical outlets necessary to provide electricity to Tenant’s License Property. Tenant agrees that Landlord may require certain aesthetic specifications concerning the appearance of Tenant’s License Property. Without limiting the foregoing, Landlord may, as condition to Landlord’s approval of all or any portion of Tenant’s License Property, require that Tenant install, at Tenant’s sole cost and expense, screens, fences, walls or other screening devices to visually screen Tenant’s License Property (collectively, “Screening Devices”). Landlord’s approval of Plans will not constitute a representation by Landlord that Plans comply with any Operational Requirements.

Rider 1 – Page 4

(b)           Installation of Tenant’s License Property shall be performed (i) at the sole cost of Tenant (provided that Tenant shall have the right to use the Tenant Allowance for the payment of such costs), (ii) by a contractor typically performing work in Comparable Buildings (provided, however, if any portion of Tenant’s License Property is to penetrate the Building’s roof, the roof membrane or any specialty stone or building material, then all such penetrations shall be made, at Tenant’s expense, by Landlord’s designated contractor(s)), (iii) in a good and workmanlike manner, and (iv) in accordance with all Plans, Operational Requirements, and reasonable construction rules of Landlord.

(c)           In no event may Tenant’s License Property or the installation thereof penetrate the Building’s roof, a roof’s membrane, nor any marble or other specialty stone located in or on the Project.

26.5       Electricity; Increases in Expenses. Tenant shall be solely responsible for and promptly pay all charges for the electricity consumed (if any) by Tenant’s License Property, except that electricity for the Signage may, at Landlord’s option, be included in Operating Expenses. Tenant will pay all taxes assessed against or attributable to Tenant’s License Property.

26.6       Permits and Operational Requirements; Interference.

(a)          Permits and Operational Requirements. Prior to commencing the installation of Tenant’s License Property, Tenant shall, at Tenant’s sole cost and expense, obtain each and every permit required in connection with Tenant’s License Property, including, without limitation, approvals required by Operational Requirements. Landlord shall, at no cost to Landlord, use reasonable efforts to assist Tenant in obtaining the necessary permits and approvals. “Operational Requirements” means the following, as the same may be amended from time to time: (i) all Laws (including Environmental Laws), (ii) requirements of the electricity provider for the Project, and any property owners’ association or similar body (including, without limitation, the Lower Downtown Design Review Board), and (iii) the technical standards and Rules and Regulations of the Building.

(b)          Interference. If (i) any electromagnetic, radio frequency, or other emission (collectively, “Interference”) from Tenant’s License Property materially and adversely affects the Building’s Structure or any Building System, and (ii) Tenant does not correct the Interference within 10 Business Days after receipt of written notice from Landlord describing such Interference, Landlord may by written notice to Tenant require that Tenant shut down or disconnect the equipment causing such Interference until the Interference is remedied.

26.7       Operation and Repair of Tenant’s License Property. Tenant shall, at Tenant’s sole cost and expense, (a) cause Tenant’s License Property and the installation, maintenance, operation, and removal of Tenant’s License Property to comply with the Operational Requirements, (b) maintain Tenant’s License Property in a good and safe condition, and in such a manner so as not to conflict or interfere with the use of other facilities installed in the Project, (c) keep the License Area free from all trash and debris resulting from Tenant’s operations, and (d) repair all damage to the License Area arising from Tenant’s operations.

Rider 1 – Page 5

26.8        Alterations. Tenant shall not make any alterations, improvements or additions to Tenant’s License Property or any License Area without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

26.9       Surrender and Removal. Upon the expiration or earlier termination of the Lease, Tenant’s License Property shall be removed by Tenant in accordance with the terms and conditions of Section 14.1 of the Lease.

26.10     Indemnities; Insurance. The License Areas will be considered to be part of the Premises solely for the purposes of (a) each indemnity, waiver, or obligation to defend contained in the Lease and(b) each insurance policy carried by Tenant. Tenant shall insure Tenant’s License Property in accordance with the Lease.

26.11     Repair and Maintenance of the License Areas. Tenant acknowledges and agrees that Landlord may from time to time inspect, repair, replace or maintain the License Areas or parts thereof, or install additional improvements or fixtures on the License Areas; provided, however, Landlord shall use commercially reasonable efforts to minimize interference with, or disruption of, Tenant’s License Property.

27.          The Amenity Deck.

27.1       The Amenity Deck. The Building shall include the following (collectively, the “Amenity Deck”): an outdoor patio area on the 4th floor of the Building that will include amenities that are selected by Landlord from time to time. The Amenity Deck is part of the Common Areas, except that Landlord may, notwithstanding anything in the Lease to the contrary, temporarily close or restrict access to the Amenity Deck so that all or any portion of the

Amenity Deck may be temporarily used on an exclusive basis by Landlord or other Occupants. Landlord shall use commercially reasonable efforts to (i) uniformly enforce the Rules and Regulations regarding the use of the Amenity Deck, and (ii) prevent any Occupant’s use of the Amenity Deck creating a legal nuisance. Landlord shall not permit any Occupant to host large parties or play loud music in the Amenity Deck during Business Hours if such parties or music would materially and adversely interfere with Tenant’s access to or use of the Premises.

27.2       Grant of Right. Subject to the terms and conditions of this Section 27, and so long as an Event of Default is not continuing under the Lease, Tenant shall have the right, at no cost or expense to Tenant (except as specifically provided in Section 27.4 below) (i) at all times when the Amenity Deck is made available on a non-exclusive basis, to use the Amenity Deck as part of the Common Areas, and (ii) for so long as the Amenity Deck is in existence, to use all or any substantial portion of the Amenity Deck on an exclusive basis (each, a “Special Event”), unless another party has made a reservation therefor.

27.3       Reservation Process; Special Event License Agreement. In order to use the Amenity Deck for a Special Event, Tenant must reserve use of the Amenity Deck on not less than 10 days’ prior written notice to Landlord, unless another party (including Landlord) has previously made a reservation therefor; [***] Landlord may, as a condition to Tenant’s exclusive use of any portion of the Amenity Deck for a Special Event, require Tenant to sign and deliver Landlord’s then-current special event license agreement, which license agreement may, among other matters, require Tenant to obtain and provide, at Tenant’s sole cost and expense, any and all permits and licenses required for the applicable Special Event (including, without limitation, any applicable liquor licenses).

Rider 1 – Page 6

27.4       Cleanliness of the Amenity Deck. Tenant shall, immediately after each Special Event has concluded, at Tenant’s sole cost and expense, remove and dispose of all trash and debris in and around the Amenity Deck that was generated by the Special Event.

28.          Pets. Subject to applicable Laws and the terms and conditions of the Lease, and provided that Tenant fully complies with the dog policy guidelines attached to the Lease as Exhibit “E”, [***]. Tenant’s rights under this Section are personal to Original Tenant. Tenant agrees to protect, indemnify, defend and save harmless Landlord and the Landlord Parties from and against all Claims imposed upon, incurred by or asserted against Landlord by reason of any accident, injury to or death of any person or loss of or damage to any property, or any other loss or injury caused by Tenant’s breach of this Section 28.

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Rider 1 – Page 7

EXHIBIT “B”

 WORK LETTER

THIS WORK LETTER (this “Work Letter”) is attached to and a part of that certain Office Lease dated June 13, 2019 (the “Lease”), by and between BCSP RINO Property LLC, a Delaware limited liability company (“Landlord”), and PaySimple, Inc., a Delaware corporation d/b/a EverCommerce (“Tenant”). Capitalized terms not otherwise defined in this Work Letter shall have the meanings given to such terms in the Lease.

1.            As-Is Condition.

1.1         As-Is Condition. “As-Is Condition” means that Landlord has delivered possession of the Premises to Tenant in its as-is condition.

1.2         No Other Work. Landlord shall have no obligation for construction work or improvements on the Premises, except for the delivery to Tenant of the Tenant Allowance in accordance with the terms and conditions of the Lease and this Work Letter.

2.            The Tenant Allowance; Disbursement.

2.1          The Tenant Allowance. Landlord shall, subject to the terms and conditions of the Lease and this Work Letter, provide the Tenant Allowance to be applied to the cost of Tenant’s Work. Tenant shall be entitled to the Tenant Allowance to be used for Allowance Items (as defined below). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the sum of the Tenant Allowance.

2.2          Disbursement of the Tenant Allowance.

(a)          Allowance Items. The Tenant Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Allowance Items”):

(i)           Payment of the fees of the “Architect” and the “Project Manager,” as those terms are defined in Section 3.1 of this Work Letter, including, without limitation, all space planning fees and other design costs actually paid by Tenant (as documented by invoices);

(ii)           Payment of the fees of the “Engineers,” as such term is defined in Section 3.1 of this Work Letter, including, without limitation, all space planning fees and other design costs performed by the Engineers and actually paid by Tenant (as documented by invoices);

(iii)         The payment of plan check, permit and license fees relating to construction of Tenant’s Work;

(iv)          The cost of construction of Tenant’s Work, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;

(v)           The cost of any changes in the Base Building when such changes are required by the Approved Construction Documents (as defined below), such cost to include all direct architectural and engineering fees and expenses incurred in connection therewith;

(vi)          The cost of any changes to the Approved Construction Documents or Tenant’s Work required by all applicable Laws, including, without limitation, all applicable building codes;

Exhibit “B” – Page 1

(vii)        The actual, third party out-of-pocket costs of Landlord’s engineer and any other consultants retained by Landlord in connection with Landlord’s review of the Design Documents and Constructions Drawings (“Peer-Review Fees”), provided, however, if Tenant uses the Engineers designated by Landlord, then Landlord shall waive the Peer-Review Fees;

(viii)       Landlord’s overhead for coordination and administration (the “Construction Management Fee”), provided, however, that the Construction Management Fee shall not exceed 3% of the cost of Tenant’s Work;

(ix)          Subject to Section 2.2(b) below, Discretionary Items (as defined below); and

(x)          Sales and use taxes.

(b)          Discretionary Portion. Except as expressly set forth in this Section 2.2(b)(if at all), in no event shall the Tenant Allowance include any costs of procuring or installing any trade fixtures, equipment, furniture, furnishings, telephone equipment, cabling for any of the foregoing or any other personal property (collectively, “Personal Property”), and the cost of such Personal Property shall be paid by Tenant. Notwithstanding the foregoing, so long as no Event of Default is continuing under the Lease beyond any applicable notice and cure period, Tenant shall be entitled to use up to $250,625 of the Tenant Allowance (the “Discretionary Portion”), based upon $5 per square foot of Rentable Area of the Premises, for the following (collectively, “Discretionary Items”): (i) Tenant’s actual, documented costs and expenses of purchasing and installing Tenant’s furniture, fixtures, data telecommunications cabling and equipment which is to be used exclusively within, or which exclusively services, the Premises including trade fixtures and security equipment, (ii) the Construction Management Fee, (iii) construction, project management, architect and engineering fees and costs, and (iv) Tenant’s actual, documented costs and moving expenses incurred in connection with any moving activities undertaken by Tenant in connection with Tenant’s Work.

(c)          Disbursement of the Tenant Allowance.

(i)            Monthly Disbursements. During the construction of Tenant’s Work, Landlord shall make periodic disbursements of the Tenant Allowance (less a ten percent (10%) retainage, herein the “Retainage”) for Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant in accordance with the terms and conditions of this Section 2.2(c); provided, however, in no event shall Landlord be required to make disbursements more than once monthly. From time to time as Tenant receives draw requests from the Contractor (as defined below) during the construction of Tenant’s Work, or as Tenant pays Allowance Items to other of Tenant’s Construction Agents (as defined below), Tenant shall deliver to Landlord, as a condition to the disbursement of all or any portion of the Tenant Allowance, by the 7th day of the month: (A) an executed request for payment of the Contractor, in a form reasonably acceptable to Landlord, detailing the portion of the work completed; (B) invoices from all of Tenant’s Construction Agents for labor rendered and materials delivered to the Premises; (C) executed conditional partial mechanic’s lien waivers and releases for payments requested and unconditional partial mechanic’s lien waivers and releases (conforming to the requirements of applicable law) for all past payments from all of Tenant’s Construction Agents (including, without limitation, subcontractors and materialmen); and (D) all other information reasonably requested by Landlord; provided, however, only paid invoices will be required for Discretionary Items or Moving Expenses. Tenant’s request for payment shall be deemed, as between Landlord and Tenant, Tenant’s acceptance and approval of the work furnished and the materials supplied as set forth in Tenant’s payment request. Prior to the end of the month submitted, but in no case more than 30 days thereafter, Landlord shall deliver a check payable to Tenant, the Contractor or such other of Tenant’s Construction Agents (as directed by Tenant in Tenant’s disbursement request) in payment of the lesser of: (1) the amounts so requested by Tenant, as set forth in this Section 2.2(c)(i), or (2) the balance of any remaining available portion of the Tenant Allowance (net of Retainage); provided, however, as a condition to the final disbursement of the remaining balance of the Tenant Allowance, including any Retainage (the “Final Disbursement”), Tenant shall deliver to Landlord, in addition to all other items set forth in this Section 2.2(c)(i), (x) an executed conditional final mechanic’s lien waiver and release (conforming to the requirements of applicable law) from all of Tenant’s Construction Agents, except that lien waivers shall not be required for Discretionary Items, (y) the As-Built drawings and specifications required pursuant to Section 5.3 below, and (z) a certificate from the Architect, in form and substance satisfactory to each Superior Rights Holder, certifying that, as of the date of the certificate, Tenant’s Work has been completed in accordance with the Approved Construction Documents. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Within 5 days of receipt of the Final Disbursement, Tenant shall deliver to Landlord an executed unconditional final mechanic’s lien waiver and release (conforming to the requirements of applicable law) from all of Tenant’s Construction Agents, except that lien waivers shall not be required for Discretionary Items.

Exhibit “B” – Page 2

(ii)           Limitations. Landlord’s disbursement of the Tenant Allowance is subject to the limitations set forth in Section 24 of Rider 1 attached to the Lease.

3. Design of Tenant’s Work.

3.1         Selection of Architect and Engineers. Tenant shall retain the architect/space planner designated by Tenant (the “Architect”) to design Tenant’s Work; provided, however, the Architect shall be reasonably satisfactory to Landlord and shall be licensed by the State of Colorado. Tenant shall retain the engineering consultants designated by Tenant (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises; provided, however, the Engineers shall be reasonably satisfactory to Landlord and shall be licensed by the State of Colorado; provided, further, however, that if Tenant does not use the Engineers designated by Landlord, then Landlord may retain, as an Allowance Item, its own engineer to review the Construction Documents and the Approved Construction Documents and consult with the Engineers regarding the same. Tenant may retain a project manager to oversee Tenant’s Work (the “Project Manager”). A list of Engineers designated by Landlord is set forth below:

MEP Engineer:	MKK/IMEG Corp

Structural Engineer:	Studio NYL

Civil Engineer:	Martin/Martin Consulting Engineers

Exhibit “B” – Page 3

3.2         Tenant’s Work as Tenant Alterations; Garage Doors.

(a)           Except as expressly set forth in Section 3.2(b) below, Tenant’s Work shall be deemed to be Tenant Alterations and shall be designed and constructed subject to and in accordance with the terms and conditions of Section 8 of the Lease.

(b)           If, as part of Tenant’s Work, Tenant desires to install roll-down garage doors in any part of the Premises (if any, collectively, “Garage Doors”), Landlord may withhold its consent to the Garage Doors if, in Landlord’s sole and absolute discretion, the Garage Doors would interfere or impair, in any way, the proper and efficient function of any Building System, including, without limitation, any HVAC or life-safety system.

3.3         Construction Documents; Approved Construction Documents. The plans and drawings to be prepared by the Architect and the Engineers shall be known collectively as the “Construction Documents.” The Construction Documents approved, in writing, by Landlord are referred to, collectively, as the “Approved Construction Documents.” Upon the determination of the Approved Construction Documents, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits and Tenant shall have the right to proceed with the completion of Tenant’s Work in accordance with the Approved Construction Documents. No material changes, modifications or alterations in the Approved Construction Documents may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

3.4         Permits. Tenant agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s sole responsibility; provided, however, that Landlord shall cooperate, at no cost to Landlord, with Tenant in executing permit applications and performing other ministerial acts necessary to enable Tenant to obtain any such permit or certificate of occupancy.

4.            Construction of Tenant’s Work.

4.1         Tenant’s Selection of Contractors.

(a)          The Contractor. A general contractor shall be retained by Tenant to construct Tenant’s Work. Such general contractor (“Contractor”) shall be (i) subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) licensed in the State of Colorado, and (iii) insured in accordance with the provisions of the Lease.

(b)          Tenant’s Construction Agents. Upon Landlord’s written request, Tenant will cause the Contractor to give Landlord a list of all subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, together with the Contractor, the Architect, the Engineers and the Project Manager, collectively, “Tenant’s Construction Agents”).

4.2          Utilities. During the construction of Tenant’s Work, Landlord shall provide available utilities to the Building at no cost to Tenant.

5.            General Provisions.

5.1         Tenant Representative. Tenant has designated Megan Sharpe (megan@evercommerce.com) as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter, until further written notice to Landlord.

Exhibit “B” – Page 4

5.2          Landlord’s Representative. Landlord has designated Janae Larson of JLL as Landlord’s sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3         “As-Built” Drawings and Specifications. A CADD-DXF diskette file and a set of mylar reproducibles of all “as-built” drawings and specifications of the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by all of Tenant’s Construction Agents shall be delivered by Tenant to Landlord, at Tenant’s expense, within 30 days after the completion of Tenant’s Work.

5.4         Force and Effect. The terms and conditions of this Work Letter supplement the Lease and shall be construed to be a part of the Lease and are incorporated in the Lease. Without limiting the generality of the foregoing, any default by any party hereunder shall have the same force and effect as a default under the Lease. Should any inconsistency arise between this Work Letter and the Lease as to the specific matters which are the subject of this Work Letter, the terms and conditions of this Work Letter shall control.

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Exhibit “B” – Page 5

EXHIBIT “C”

 RULES AND REGULATIONS

1.             Smoking is not permitted in the Premises (including, without limitation, any Patio Area) nor anywhere in, on or around the Project (including, without limitation, any Common Area).

2.             The sidewalks, entrances, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress or egress. Tenant shall not go upon the roof of the Building without the prior written consent of Landlord.

3.             No awnings or other projections shall be attached to the outside walls of the Building and no window shades, blinds, drapes or other window coverings shall be hung in the Premises (other than as specified in the Work Letter, if any), without the prior written consent of Landlord. Except as otherwise specifically approved by Landlord, all electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be florescent or LED, of a quality, type, number, design and bulb color approved by the Landlord.

4.            No sign, picture, advertisement or notice shall be inscribed, exhibited, painted, or affixed by the Tenant on any part of, or so as to be seen from the outside of, the Premises or the Building without the prior written consent of Landlord. No obstructions or advertising devices of any kind whatsoever shall be placed in front of, or in the passageways, hallways, lobbies, or corridors of, the Building by Tenant. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability and charge the expense incurred in such removal to Tenant. Initial interior signs of doors and directory tablet shall be inscribed, painted, or affixed for Tenant by Landlord and shall be in accordance with Building standards. Any changes to such signs requested by Tenant shall be made by Landlord at the expense of Tenant, provided such changes are acceptable to Landlord.

5.             The toilets, washbasins and other plumbing fixtures shall not be used for any purpose other than for those, which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damage resulting from any misuse of fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

6.             Tenant shall not mark, paint drill into, or in any way deface any part of the Premise or the Building. No boring, cutting, or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted without the prior written consent of Landlord and then only as Landlord may direct.

7.             No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises and no cooking shall be done or permitted by the Tenant on the Premises without the prior written consent of Landlord except that the preparation of coffee, tea, hot chocolate and similar items for the Tenant and its employees and business visitors shall be permitted. Tenant shall not cause or permit any unusual or objectionable odors to escape from the Premises.

8.             Except as expressly set forth in the Lease, Tenant shall not allow their employees to bring pets into the building without both proper documentation and prior written consent of Landlord.

9.             The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or direct sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber shop, manicure shop or employment agency. Tenant shall not engage or pay any employees on the Premises except those actually working for Tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

Exhibit “C” – Page 1

10.           Tenant shall not make, or permit to be made and unseemly or disturbing noises, sounds or vibrations, or otherwise disturb or interfere with occupants of this or neighboring buildings or Premises or those having business with them whether by the use of any musical instrument, radio, phonograph, unusual noise or in any other way.

11.           Tenant shall not throw anything out of doors or down the public corridors, stairways or other common areas of Building.

12.           Tenant shall not at any time bring or keep in the Premises any inflammable, combustible or explosive fluid, chemical or substance. Tenant shall not do or permit anything to be done in the Premises or bring or keep anything therein, which shall in any way increase the rate of fire insurance on the building or on the property kept therein, or obstruct or interfere with the rights of other Tenants, or in any way injure or annoy them, or conflict with the regulations of the Fire Department or the fire laws, or with any insurance policy upon the building or any part thereof, or with any rules and ordinances established by the Board of Health or other government authority.

13.           No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall Tenant make any changes in existing locks or the mechanisms thereof. Tenant must, upon the termination of its tenancy, give Landlord the combination to all combination locks on safes, safe cabinets and vaults and restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any key so furnished, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. Notwithstanding the foregoing, Tenant may place locks or bolts on rooms or cages to secure access to its servers or other secure offices or spaces within the Premises.

14.           All removals, or the carrying in or out of any sales, freight, furniture, or bulky matter of any description must take place at the time and in the manner which Landlord may determine from time to time. The moving of sales or other fixtures or bulky matter of any kind must be made upon previous notice to the manager of the building and under his supervision, and the persons employed by Tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all sales, freight, or other bulky articles to be brought into the building and to exclude from the building all sales, freight or other bulky articles which violate any of these Rules and Regulations or the lease of which these Rules and Regulations are a part. Landlord reserves the right to prohibit or impose conditions upon the installation in the Premises or heavy objects, which might overload the building floors.

15.           Tenant shall not engage in advertising, which, in Landlord’s opinion, tends to impair the reputation of the building or its desirability as an office building.

16.           Landlord reserves the right to exclude from the building at all times other than the reasonable hours of generally recognized Business Days determined by Landlord all persons who not furnish proper identification and an explanation reasonably satisfactory to Landlord of their reasons for being in the building.

17.           Canvassing, soliciting and peddling in the building are prohibited and Tenant shall cooperate to prevent same.

Exhibit “C” – Page 2

18.           All office equipment and any other device of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

19.           No air conditioning unit, engine, boiler, machinery, heating unit or other similar apparatus shall be installed or used by Tenant without the prior written consent of Landlord and then only as Landlord may direct.

20.           There shall not be used in any space, or in the public halls or the building, either by Tenant or others, any hand trucks except those equipped with rubber tires and side guards.

21.           Landlord will direct all electricians as to where and how Cables are to be introduced. No boring or cutting for Cables or stringing of Cables will be allowed without the prior written consent of Landlord and then only as Landlord may direct. All Cables shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cables with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (i) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (ii) at the Cables’ termination point(s).

22.           Tenants shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing drapes and other window coverings when the sun’s rays fall on windows of the Premises. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves or ductwork.

23.           No explosives or firearms shall be brought into the Premises.

24.           The Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the building of any person. In case of invasion, mob, riot, public excitement or other commotion, the Landlord reserves the right to prevent access to the building during the continuance of the same by closing the door or otherwise, for the safety of the Tenant and protection of property in the building and the building.

25.           Landlord reserves the right to exclude or expel from the building and person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do act in violation of any of the Rules and regulations of the building.

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Exhibit “C” – Page 3

SCHEDULE 5

 OPERATING EXPENSE INCLUSIONS AND EXCLUSIONS

1.             Inclusions. Operating Expenses shall include, without limitation, the following:

(a)	Costs incurred by Landlord or Landlord’s agents and contractors in connection with the provision of services pursuant to Section 7 of the Lease (including, but not limited to, the cost of all building-standard lighting as the same may be required from time to time);

(b)	Costs incurred by Landlord or Landlord’s agents and contractors in connection with maintaining the Project in accordance with Section 9.3 of the Lease;

(c)	Professional building management fees in an amount equal to three percent (3%) of gross revenues earned from the Project;

(d)	Costs of capital improvements, structural repairs and replacements to the Project (collectively, the “Permitted Capital Improvements”): (i) that are intended to reduce (or avoid increases in) Operating Expenses (“Cost-Saving Improvements”), but only to the extent of the cost savings reasonably anticipated by Landlord (based upon sound documentation) to result therefrom at the time of such expenditure to be incurred in connection therewith, (ii) that are required by a governmental authority subsequent to the Commencement Date, or (iii) that (A) relate to the repair, maintenance and replacement of any systems, improvements, equipment or facilities which serve the Building and/or the Project in the whole or in part (including, without limitation, Building Systems, items in Common Areas, and maintenance and replacement of curbs, walkways and parking areas), and (B) are reasonably determined by Landlord to be required to maintain the functional character of the Building and the Project or in order to comply with Landlord’s repair and maintenance obligations under the Lease; provided, however, unless required by Law or in order to comply with Landlord’s repair and maintenance obligations under the Lease, in no event shall Permitted Capital Improvements include (1) purely cosmetic capital improvements to the Building or the Project or (2) the replacement of any Building Structure (other than sealants in any Building’s curtain walls). Expenditures for Permitted Capital Improvements shall be amortized at a market rate of interest over the useful life of such Permitted Capital Improvement (as determined by Landlord’s accountants in accordance with GAAP);

(e)	Costs of supplies, including, but not limited to, the cost of all building-standard lighting as the same may be required from time to time;

(f)	Third-party costs incurred in connection with obtaining and providing energy for the Project, including but not limited to costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources;

(g)	Third-party costs of water and sanitary and storm drainage services;

(h)	Costs of janitorial and security services;

(i)	Costs of general maintenance and repairs, including costs under HVAC and other mechanical maintenance contracts; and repairs and replacements of equipment used in connection with such maintenance and repair work;

Schedule 5 – Page 1

(j)	Market rental and expenses to operate, maintain and repair amenities and programming provided by Landlord for the benefit of Occupants;

(k)	Costs of maintenance and replacement of landscaping; and costs of maintenance of parking areas (including, without limitation, the Project Parking Facility and any valet assisted parking, tandem parking stalls, “stack” parking, or other parking program instituted by Landlord) and other Common Areas;

(l)	Insurance premiums and deductibles, including fire and Special Form coverage, together with loss of rent endorsement; public liability insurance; and any other insurance carried by Landlord on the Project or any component parts thereof (all of such insurance shall be in such amounts as may be required by any Superior Rights Holder or as Landlord may reasonably determine);

(m)	Labor costs, including wages and other payments, costs to Landlord of workmen’s compensation and disability insurance, payroll taxes, welfare fringe benefits;

(n)	Reasonable legal, accounting, inspection, and other consultation fees (including, without limitation, fees charged by consultants retained by Landlord for services that are designed to produce a reduction in Operating Expenses or to reasonably improve the operation, maintenance or state of repair of the Project) incurred in the ordinary course of operating the Project;

(o)	Costs incurred by Landlord or Landlord’s accountants in engaging experts or other consultants to assist them in making the computations required pursuant to the Lease; and

(p)	Costs necessary to comply with Declarations and REAs.

2.             Exclusions. In no event shall Operating Expenses include any of the following (collectively, “Exclusions”):

(a)	Costs of repair or other work occasioned by fire, windstorm or other insured casualty to the extent of insurance proceeds received;

(b)	Costs of repairs or rebuilding necessitated by condemnation to the extent of any award received;

(c)	Any principal or interest on borrowed money or debt amortization, except for Permitted Capital Improvements;

(d)	Depreciation on the Project;

(e)	Any costs incurred by Landlord associated with payment of damages as a result of any breach of this Lease by Landlord;

(f)	Landlord’s payment of damages for personal injury resulting from the negligence or willful acts of Landlord’s Responsible Parties;

(g)	Costs and fees associated with the sale or refinancing of the Project or any associated debt;

(h)	Penalties for Landlord’s failure to pay taxes, assessments, debt services or any other charge, unless such failure arises from Tenant’s breach of the Lease;

(i)	Costs for which Landlord is reimbursed (other than Operating Expenses paid by Tenant);

Schedule 5 – Page 2

(j)	All costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of Project operations) including, but not limited to, Landlord’s general corporate overhead and general administrative expenses;

(k)	Costs for which Landlord is entitled to specific reimbursement by Tenant or by any other third party (other than Operating Expenses paid by Tenant);

(l)	The cost of services provided by any affiliates of Landlord to the extent such costs exceed the costs of such services rendered by unaffiliated parties on a competitive basis for Comparable Buildings;

(m)	Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club;

(n)	Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building;

(o)	Interest and penalties due to late payment of any amounts owed by Landlord, except such as may be incurred as a result of Tenant’s failure to timely pay its portion of such amounts or as a result of Landlord’s contesting such amounts in good faith;

(p)	Costs arising from Landlord’s charitable or political contributions;

(q)	Rental loss, bad debt or capital expenditure reserve accounts (other than escrow accounts for the payment of property taxes and insurance premiums);

(r)	Promotional gifts; events, parties, celebrations, entertainment, dining or travel expenses;

(s)	Salaries, wages and benefits of personnel above the grade of property manager (unless equitably allocated);

(t)	Salaries, wages and benefits for such portion of employee expenses for employees whose time is not spent directly and solely in the operation of the Project (unless equitably allocated); or

(u)	Reserves for bad debts or for future improvements, repairs, additions or otherwise.

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Schedule 5 – Page 3

SCHEDULE 6.6

 SUSTAINABILITY COVENANTS

Tenant agrees to reasonably implement the following where appropriate:

1.            Cooperation and works:

a.            Environmental initiatives:

Recycling. Tenant agrees to recycle the following items: (i) Paper; (ii) Cardboard; (iii) Plastics; (iv) Aluminum Cans/Metals; and (v) Glass. Take appropriate measures for the safe collection, storage, and disposal of: (vi) batteries, (vii) mercury-containing lamps, and (viii) electronic waste.

Refrigerants. For new installations of HVAC equipment and any other equipment that contains more than 0.5 pounds of refrigerant the Tenant shall install mechanical cooling equipment free of ozone depleting substances. No use of CFC-based refrigerants is permitted. Tenant is not permitted to install fire suppression systems with CFCs or HCFCs.

b.            Enabling upgrade works:

Lighting. For new installation and whenever lighting systems are being replaced, the Tenant shall install lighting systems that reduce connected lighting power density by 5% below ASHRAE90.1-2010.

Equipment. Install ENERGY STAR appliances, office equipment, electronics, and commercial food service equipment for 50% (by rated-power) of the total ENERGY STAR eligible products.

c.            Sustainability management collaboration:

Responsible Party. Tenant agrees to designate a Responsible Party who will be responsible for developing, implementing and monitoring sustainable measures.

d.            Premises design for performance:

Raw Materials. For Tenant fit-outs or renovations of Tenant’s space, use at least 20 different permanently installed products from at least 5 different manufactures that have publicly released a report from their raw material suppliers which include raw material supplier extraction locations, a commitment to long-term ecologically responsible land use, a commitment to reducing environmental harms from extraction and/or manufacturing processes, and a commitment to meeting applicable standards or programs voluntarily that address responsible sourcing criteria.

Wood Products. For all new installations of wood products, the Tenant is encouraged to use independently certified forest products. For information on certification and certified wood products, refer to the Forest Stewardship Council United States (www.fscus.org).

e.            Managing waste from works:

Construction Waste. For Tenant fit-outs and renovation work, Tenant will implement a waste policy addressing the safe storage, recycling and diversion of waste associated with work. Each work should establish a minimum 50% waste diversion goal, target five materials for diversion, approximate the volume of waste anticipated, and identify waste diversion strategies to be used.

Schedule 6.6 – Page 1

2.            Management and consumption:

a.            Energy management:

Energy and Water Usage. Tenant agrees to provide to Landlord, no less often than quarterly, information showing Tenant’s monthly energy and water consumption data in connection with Tenant’s use of the Premises, provided such information is available to Tenant, to be used by Landlord for purposes of monitoring and improving building efficiencies, and pursuant to reporting requirements of the USGBC and Energy Star Programs. Tenant shall not be required to prepare or furnish any information that is not otherwise maintained by Tenant in the ordinary course of business.

b.            Water management:

Plumbing Fixtures. For all newly installed toilets, urinals, private lavatory faucets, and showerheads that are eligible for labeling be WaterSense labeled.

c.            Waste management:

E-Waste Program. The Property Manager will provide each tenant free access to a turn-key battery recycling program (such as The Big Green Box) that includes a recycled battery deposit box that is shipped directly to the recycling company with the postage prepaid by the Property Manager. Replacement battery deposit boxes are available to all Occupants upon request to the Property Manager.

Mercury Containing Lamps. The Property Manager will collect and store all mercury containing lamps for recycling. Lamps to be recycled will be stored at the loading dock.

d.            Indoor environmental quality management:

Ventilation. Mechanical ventilation systems must be designed and maintained to meet the outdoor air intake flow rates of ASHRAE Standard 62.1-2010, Sections 4-7, Ventilation for Acceptable Indoor Air Quality (with errata).

Smoking. Smoking is prohibited within the Premises and within 25 feet of entries, outdoor air intakes, and operable windows.

e.            Sustainable procurement:

Purchasing. Tenant will implement an environmentally preferable purchasing policy for products purchased during regular operations including the following: ongoing purchases (the five most purposed product categories based on annual purchases, paper, toner cartridges, binders, batteries, desk accessories and lamps (indoor and outdoor hard- wired and portable fixtures)) and durable goods (office equipment, appliances, audiovisual equipment and electric powered equipment).

f.             Sustainable utilities:

Renewable energy. Tenant is encouraged to purchase renewable energy credits (RECs) equivalent to 35% of spaces electrical consumption.

Schedule 6.6 – Page 2

g.            Sustainable transport:

Incentives for public transportation. Tenant is encouraged to provide discount to employee transportation cards in order to incentivize the use of public transportation.

h.            Sustainable cleaning:

Green Cleaning. Tenant agrees to participate in the base building’s Green Cleaning Program and will include documentation of cleaning procedures, materials, and services for the cleaning of the Tenant space.

3.             Reporting and standards:

a.            Information sharing:

Energy and Water Usage. Tenant agrees to provide to Landlord, no less often than quarterly, information showing Tenant’s monthly energy and water consumption data in connection with Tenant’s use of the Premises, provided such information is available to Tenant, to be used by Landlord for purposes of monitoring and improving building efficiencies, and pursuant to reporting requirements of the USGBC and Energy Star Programs. Tenant shall not be required to prepare or furnish any information that is not otherwise maintained by Tenant in the ordinary course of business.

b.            Performance and design/development rating:

LEED for Commercial Interiors. The Tenant is encouraged to pursue LEED Commercial Interiors certification for the build-out or renovation of space.

LEED for Existing Building. Tenant agrees to participate in the base building’s LEED for Building certification/recertification.

c.            Performance standards:

Maintenance Vendors. The Tenant’s maintenance vendors shall comply with all the base buildings operational plans including but not limited to: green cleaning program, sustainable purchasing plan, sustainable waste plan, etc.

d.            Metering:

Energy Metering. Tenant is encouraged to install new or use existing space-level energy meters or submeters that can be aggregated to provide space-level data representing total building energy consumption (electricity, natural gas, chilled water, steam, fuel oil, propane, etc.).

e.            Comfort:

Ventilation. Mechanical ventilation systems must be designed and maintained to meet the outdoor air intake flow rates of ASHRAE Standard 62.1-2010, Sections 4-7, Ventilation for Acceptable Indoor Air Quality (with errata).

Smoking. Smoking is prohibited within the Premises and within 25 feet of entries, outdoor air intakes, and operable windows.

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Schedule 6.6 – Page 3

SCHEDULE 10

TENANT’S INSURANCE

1.            Property Insurance. Causes of Loss – Special Form (formerly known as “all risks”) commercial property insurance covering all of Tenant’s Property in the Premises, such coverage shall include Machinery & Equipment Breakdown with both coverage parts including coverage for Spoilage, if applicable, and glass breakage, all inventory, trade fixtures, furniture and other property removable by Tenant under the provisions of this Lease. Such policy will insure all Tenant Alterations. Tenant’s policy will include the following policy terms and conditions:

(a)	Special Causes of Loss
(b)	Replacement Cost Coverage equal to 100% of the replacement cost of aforementioned property
(c)	No Coinsurance
(d)	Business Income & Extra Expense including rental value equal to the expected gross annual revenue. Can also be provided on a 12-month actual loss sustained basis.

2.            Builders Risk Insurance. At all times when any Tenant Alteration is in progress, for the mutual protection of Landlord, Tenant and any Superior Rights Holder, builder’s risk insurance, total completed value form, covering all physical loss, in an amount reasonably satisfactory to Landlord, with Landlord, Tenant, Contractor, and all subcontractors listed as Additional Named Insureds on the policy. Policy may be maintained by the Tenant Contractor.

3.             Liability Insurance. Commercial general liability insurance covering bodily injury, including death, personal injury, property damage, contractual liability, molestation, assault and battery, and, if applicable, communicable diseases. The broad form general liability insurance policy shall provide coverage on an occurrence basis and shall include products/completed operations coverage. Minimum limits of liability provided by this coverage shall be as follows:

(a)	General aggregate: Two Million Dollars ($2,000,000.00) per location.
(b)	Products/completed operations aggregate: One Million Dollars ($1,000,000.00). (c) Personal and advertising injury: One Million Dollars ($1,000,000.00).
(d)	Each occurrence: One Million Dollars ($1,000,000.00).
(e)	Fire and Legal Liability: One Million Dollars ($1,000,000.00).

4.            Umbrella or Excess Policy. Umbrella or excess policy insurance in an amount equal to Five Million Dollars ($5,000,000.00) each occurrence and in the aggregate, which coverage shall state that it covers claims that exceed the applicable policy limits of the Commercial general liability insurance, Automobile liability insurance and the workers compensation portion of employer’s liability insurance, that Tenant is required to carry in accordance with the terms of this Lease. All terms and coverages required under the Commercial General Liability, the Commercial Automobile Liability, and the Employer’s Liability must be included on the Umbrella/Excess Policy. Higher limited or lower limits may be required or accepted by Landlord. Tenant’s Excess/Umbrella Liability Policy shall provide liability coverage, subject to the terms and conditions of the policy, in excess of all available underlying coverage before any primary or excess coverage held by any Additional Insured.

Schedule 10 – Page 1

5.            Workers Compensation Insurance. Workers compensation insurance for protection of Tenant, its owners, partners, and employees as required by Law, and employer’s liability insurance with the following limits:

(a)	Each accident: One Million Dollars ($1,000,000.00).
(b)	Each occupational disease: One Million Dollars ($1,000,000.00).
(c)	Occupational disease aggregate: One Million Dollars ($1,000,000.00).

The workers compensation and employer’s liability insurance policies of Tenant shall contain a waiver of subrogation as to Landlord. The limits of liability for this coverage shall be as required by applicable statute.

6.            Automobile Liability Insurance. Automobile liability insurance covering the use, operation and maintenance of any automobiles, trucks, trailers or other vehicles owned, hired or non-owned by Tenant providing bodily injury, including death, and property damage coverage. Minimum limits of liability provided by this coverage shall be a combined single limit of One Million Dollars ($1,000,000.00). Tenant’s automobile liability insurance shall describe in its “Declarations” the automobiles covered as “Symbol 1: Any ‘Auto’”.

7.            Additional Coverage Requirements. All insurance maintained by Tenant shall be primary to any insurance of or available to Landlord, and shall provide for a Waiver of Subrogation in favor of Landlord. The following policies shall provide Additional Insured status to Landlord and any other party required by Landlord:

(a)	General Liability for both ongoing and completed operations
(b)	Automobile Liability
(c)	Umbrella Liability

To the extent commercially available, the Tenant’s insurance policies shall be endorsed to provide Landlord with a 30-day Notice of Cancellation for reasons other than nonpayment of premium, and a 10-day Notice of Cancellation for the reason of nonpayment of premium. Such endorsements shall be attached to the Certificate of Insurance. If any insurer does not make available such endorsement(s), as an alternative, Tenant shall provide a written statement that the responsible party will endeavor to provide the required Notices of Cancellation.

8.            Other Insurance. Such other insurance and with such limits as Landlord or any Superior Rights Holder shall reasonably require from time to time during the Lease Term; provided, however, Landlord may only require additional insurance 1 time per year during the Lease Term and only if such additional insurance is (i) is readily available at reasonable rates and (ii) then being required by landlords or lenders of Comparable Buildings.

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Schedule 10 – Page 2

ANNEX 1

DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C §12101 et seq.) and the regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time.

“Additional Rent” means all costs, expenses and liability of Tenant hereunder, excluding Base Rent, but including, without limitation, Tenant’s Share of Operating Expenses and Tax Expenses.

“Affiliate” means, as applicable, any Person which is owned or Controlled by, owns or Controls, or is under common ownership and Control with Landlord or Tenant.

“Applicable Subdivision Documents” means the documents (as the same may be amended from time to time) filed with the Clerk and Recorder of the City and County of Denver, Colorado, in order to subdivide and govern the Project as either (i) a “planned community,” as that term is defined in the Colorado Common Interest Ownership Act, (ii) a “condominium,” as that term is defined in the Colorado Common Interest Ownership Act, or (iii) any other subdivision permitted by Laws (including, without limitation, a plat of all or any portion of the Project).

“BOMA Standard” means the following: BOMA 2017 for Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.1—2017), as promulgated by the Building Owner’s and Manager’s Association International, together with its accompanying guidelines.

“Brokers” means, collectively, Landlord’s Broker and Tenant’s Broker.

“Building Hours” 7:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 8:00

A.M. to 1:00 P.M., Holidays excluded.

“Building Structure” means the Building’s roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, structural columns and beams, and curtain walls.

“Building System” means the Building’s systems, including, without limitation, its electrical, mechanical, plumbing, security, HVAC, electrical, communication, and fire and life safety systems.

“Business Day” means a day that is not a Saturday, Sunday or a Holiday.

“Cable” means, collectively, electronic, phone and data cabling and related equipment that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Project.

“Claims” means, collectively, any and all liabilities, obligations, damages, including, without limitation, direct damages or expenses, penalties, claims, actions, costs, losses, fines, charges and expenses, including reasonable attorneys’ fees, other costs of litigation and other professional fees that may be imposed, incurred or asserted.

“Comparable Buildings” means commercial office buildings located in the so-called “River North” (or “RiNo”) submarket of Denver, Colorado that are comparable to the Building in quantity, size, type and quality.

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“Control” or “Controlled” means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power at all times to direct or cause the direction of the management and policies of the controlled Person.

“Controlled Substances” means marijuana, cannabis or other controlled substances as defined in the Federal Controlled Substances Act or that otherwise are illegal or regulated under any Controlled Substances Laws.

“Controlled Substances Laws” means the Federal Controlled Substances Act (21 U.S.C. §801 et seq.) or any other similar or related federal, state or local law, ordinance, code, rule regulation or order.

“Controlled Substances Uses” means any cultivation, growth, creation, production, manufacture, sale, distribution, storage, handling, possession or other use of Controlled Substances.

“Declarations and REAs” means, collectively, cross easement and reciprocal easement agreements or other declarations, covenants, restrictions or easement agreements in effect as of the Commencement Date, or subsequently entered into or amended after the Commencement Date, in favor of an owner of adjoining property or to which Landlord is a party or which is binding on Landlord or the Project, or any similar agreements, as the same may be amended from time to time.

“Default Rate” means fifteen percent (15%) per annum.

“Drug-Related Activities” means any Controlled Substances Uses, any violation of any Controlled Substances Law or any business, communications, financial transactions or other activities related to Controlled Substances or Controlled Substances Uses.

“Environmental Laws” means, collectively, all Laws governing the use, storage, disposal or generation of any Hazardous Material, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

“Excluded Use” means any of the following uses that are, as of the Effective Date, exclusive uses granted to other Occupants of the Project: the operation of an executive flexible workplace center business.

“Exclusions” shall have the meaning set forth in Schedule 5.

“Force Majeure” means the occurrence of any event (other than financial inability) which prevents or delays the performance by Landlord or Tenant of any obligation imposed upon it hereunder (other than payment of Rent) and the prevention or cessation of which event is beyond the reasonable control of the obligor.

“GAAP” means generally accepted accounting principles, consistently applied.

“Hazardous Materials” means, collectively, (i) such substances, materials and wastes which are or become regulated under any Environmental Law (or which are classified as hazardous or toxic under any Environmental Law), and (ii) explosives and firearms, radioactive material, asbestos and polychlorinated biphenyls. “Hazardous Materials” does not include standard cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with normal and ordinary use by Tenant in the routine operation or maintenance of Tenant’s Property or in the routine janitorial service, cleaning and maintenance of the Premises, provided that any and all such Hazardous Materials are kept and maintained in strict compliance with all Environmental Laws.

Annex – Page 2

“Holidays” means, collectively, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and such other federal or state holidays as may hereafter be recognized by Landlord.

“HVAC” means, heating, ventilation and air conditioning.

“Landlord Parties” means, collectively, Landlord, the Project’s property manager, each Superior Rights Holder and each of their respective directors, members, managers, officers, partners, shareholders, trustees, affiliates, subsidiaries, employees, agents and representatives, and each of their respective successors and assigns.

“Laws” means, collectively, (i) all laws (including, without limitation, the ADA and Environmental Laws), ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Premises or Tenant’s activities at the Premises, and (ii) all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.

“Lease Year” means each calendar year during the Lease Term, except that the first Lease Year begins on the Commencement Date and ends on December 31 of such year, and the last Lease Year begins on January 1 of the calendar year in which this Lease expires or is terminated and ends on the date of such expiration or termination.

“Lien” means any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.

“Material Alterations” means any Tenant Alterations that (i) require a building permit, (ii) involve any Building Structure or any Building System, (iii) affect the exterior appearance of the Building, (iv) are reasonably estimated to cost $50,000.00 or more per Tenant Alteration in any one instance, or (v) in Landlord’s reasonable opinion, materially and adversely affect the value of the Project or the operation of the Project.

“Minor Alterations” means any Tenant Alterations that are not Material Alterations. “Occupant” means any tenant, subtenant or other occupant of the Project conducting business under the terms of a separate lease or sublease (whether with Landlord or another owner of a portion of the Project).

“Operating Expenses” means, collectively, all capital expenditures and operating expenses of any kind or nature which are necessary or customarily incurred in connection with the operation and maintenance of the Project, including, without limitation, the items set forth on Schedule 5 attached hereto. Operating Expenses shall not include any Exclusions.

“Person” means an individual, partnership, trust, corporation, firm or other entity.

“Prohibited Use” means any of the following: (i) offices of any division, agency or bureau of the United States or any state or local government or any foreign government or subdivision thereof; (ii) offices of any health care professionals or for the provision of any health care services; (iii) any schools or other training facility; (iv) any retail or restaurant uses; (v) any residential use; (vi) any communications uses such as broadcasting or radio or television stations; (vii) any Drug Related Activities or Controlled Substances Use; (viii) any Excluded Use; (ix) any use that is not the Permitted Use; or (x) any use that (A) violates or conflicts with any applicable Law, (B) causes or is reasonably likely to cause damage to the Project, the Premises or any Building System, (C) violates a requirement or condition of any policy of insurance covering the Project or the Premises, or increases the cost of such policy, (D) constitutes a nuisance, or (E) violates the Rules and Regulations.

Annex – Page 3

“Project Parking Facility” means the parking facility located on the Project and any additional parking facility serving the Project, as designated by Landlord.

“Rent” means, collectively, Base Rent and all Additional Rent.

“Rentable Area” means the gross square footage of the Premises or the Project, as applicable, each as determined in accordance with the BOMA Standard.

“Responsible Parties” means, collectively, agents, contractors, employees, customers and invitees.

“SNDA” means a Subordination, Non-Disturbance and Attornment Agreement required by any Superior Rights Holder; provided, however, that each SNDA shall provide that, as long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under the Lease, the Superior Rights Holder will not disturb Tenant’s rights under the Lease.

“Special Installations” means, collectively, any Tenant Alterations that are installed by or for the benefit of Tenant that are, in Landlord’s reasonable judgment, of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements, including, without limitation, each supplemental HVAC system, floor or ceiling penetrations, raised or lowered floors or ceilings, internal staircases or specialized wall or floor coverings.

“State” means the State of Colorado.

“Superior Instrument” means, collectively, any ground or underlying lease of all or any portion of the Land, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and the Lien of any mortgage or deed of trust now or hereafter encumbering fee title to all or any portion of the Land, and all amendments, extensions, renewals, replacements and modifications of such mortgage or deed of trust or the obligation secured thereby.

“Superior Rights Holder” means any ground lessor, mortgagee or other beneficiary of a

Superior Instrument.

“Tax Expenses” means, collectively, (i) all real property taxes, assessments, fees, charges, or impositions and other similar governmental or quasi-governmental ad valorem or other charges levied on or attributable to the Project or its ownership, operation or transfer of any and every type, kind, category or nature, whether direct or indirect, general or special, ordinary or extraordinary and all taxes, assessments, fees, charges or similar impositions imposed in lieu or substitution (partially or totally), and (ii) any costs or expenses incurred or expended by Landlord in investigating, calculating, protesting, appealing or otherwise attempting to reduce or minimize such taxes. There shall be excluded from Tax Expenses all income taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s net income or profits unless the same is specifically included within the definition of Tax Expenses above or otherwise shall be imposed in lieu of real estate taxes or other ad valorem taxes.

Annex – Page 4

“Tenant Alterations” means, collectively, all alterations, improvements, additions, installations or construction in or to any portion of the Premises performed by or on behalf of Tenant.

“Tenant Parties” means, collectively, Tenant and its respective directors, members, managers, officers, partners, shareholders, trustees, affiliates, subsidiaries, employees, agents and representatives, and each of their respective successors and assigns.

“Tenant’s Property” means, collectively, all trade fixtures and personal property, including, without limitation, furnishings, furniture, equipment, sign faces, computers, computer related equipment on property, Cables, safes, security systems, communications equipment and other equipment for use in connection with the conduct of Tenant’s business regardless of the manner in which they are installed. Tenant’s Property shall be solely the property of Tenant.

“Tenant’s Removable Property” means, collectively, (i) Cables, (ii) Special Installations, (iii) Tenant’s Property, and (iv) Tenant’s License Property.

“Transfer” means to sublease, assign, transfer, convey, mortgage, pledge, hypothecate, or encumber this Lease or Tenant’s interest therein, or any direct or indirect interest in Tenant, or to otherwise permit the use or occupancy of the Project, or any part thereof, by anyone other than Tenant, whether by operation of law or otherwise.

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Annex – Page 5